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                                    Exhibit 2.1*

                               DISTRIBUTION AGREEMENT
        FOR MAXIPIME-Registered Trademark- AND AZACTAM-Registered Trademark-


     This AGREEMENT is made between Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the state of Delaware, having offices at Route 206 and Province Line Road, Princeton, New Jersey 08543-4000 ("BMS") and Dura Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware, and having offices at 7475 Lusk Boulevard, San Diego, CA 92121 ("DURA").


                                       RECITALS

     A.   BMS markets two products known as Maxipime-Registered
Trademark-(Cefepime Hydrochloride) and Azactam-Registered Trademark- (Aztreonam) in various formulations and strengths.

     B. DURA wishes to obtain the right to distribute, market, and sell these two products in the United States and to use BMS's trademarks for such two products in such country, and BMS wishes to grant such rights to DURA, on the terms and conditions set forth in this Agreement.

     C. By separate agreement of even date herewith, DURA has agreed to purchase from BMS, and BMS has agreed to supply to DURA, DURA's entire requirements of each Product (as hereinafter defined), for use in the United States only, pursuant to the terms and conditions set forth in such separate Supply Agreement (as defined below).

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.   DEFINITIONS.

     For all purposes of this Agreement, (i) the terms defined in this
Article 1 will have those meanings set forth in this Article 1, unless the context in the text of the Agreement dictates otherwise; and (ii) all dollar amounts refer to United States dollars.

     "ABBOTT LICENSE AGREEMENT" means the Agreement executed in 1985 between Abbott Laboratories, Inc. ("Abbott") and Bristol-Myers Squibb Company, as heretofore amended and as the same may be amended hereafter, covering, among other matters, the license by Abbott to make and use ADD-Vantage-TM- Vials containing certain BMS drugs, including Maxipime-Registered Trademark-, within the Territory.

     "AFFILIATE", with respect to any Party, means any Person controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies

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*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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of a Person, in each case, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least 50% of the voting securities of a Person.

     "AGREEMENT" means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each Party hereto.

     "AGREEMENT QUARTER" means each three-month period commencing on the first day of January, April, July, or October, as the case may be, during the Term.

     "AGREEMENT YEAR" means each 12-month period commencing on January 1 during the applicable Term for any Product.

     "AZACTAM-Registered Trademark- TERM" has the meaning set forth in
Section 13.1 hereof.

     "BAXTER SUPPLY AGREEMENT" means the Agreement dated June 6, 1986 between Travenol Laboratories, Inc. ("Baxter") and E.R. Squibb & Sons, Inc., as heretofore amended and as the same may be amended hereafter, covering, among other matters, the supply by Baxter to BMS of Azactam-Registered Trademark-in packaged, premixed, sterile filled and frozen form in Baxter's VIAFLEX-Registered Trademark- plastic container delivery system (now know as the GALAXY-Registered Trademark- system) within the Territory.

     "BMS ENTITIES" means BMS and those BMS entities that (i) distribute, sell, or market any of the Products in the Territory; (ii) own or control any of the rights licensed to DURA hereunder; (iii) own or control any of the assets that are used in and are material to the conduct of the Business; and/or (iv) are party to any Third Party contracts that are material to the conduct of the Business.

     "BUNDLED CONTRACTS" has the meaning set forth in Section 3.5.

     "BUSINESS" means the manufacture, distribution, sale and marketing of the Products within the Territory as conducted by BMS and its Affiliates as of the Execution Date. The Business does not include any of the operations, technology, intellectual property rights, research or assets relating to (A) any other product of BMS or any of its Affiliates or (B) the manufacture, distribution, marketing or sale of the Products for use outside the Territory.

     "CLINICAL TRIALS COMMITTEE" has the meaning set forth in Section 5.2 hereof.

     "COMMERCIALLY REASONABLE EFFORTS" of a Party shall mean those efforts consistent with the exercise of its prudent scientific and business judgment as applied to other research, development and commercialization efforts for products of similar scientific and commercial potential within the research programs and relevant product lines of such Party.

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     "CONFIDENTIAL INFORMATION" has the meaning set forth in Article 12 hereof.

     "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 12.1.3 hereof.

     "CONTROL" or "CONTROLLED BY" means, with respect to a right or license granted hereunder, possession by a Party or its Affiliates of the ability to grant a license or sublicense or to supply a Product in accordance with the terms of this Agreement, and without violating the terms of any agreement by such Party with any Third Party.

     "EFFECTIVE DATE" means January 1, 1999.

     "EXECUTION DATE" means the date that this Agreement is signed by the last Party to sign below.

     "FDA" means the United States Food and Drug Administration.

     "FUJISAWA LICENSE AGREEMENT" means the Agreement dated September 1, 1984, as amended heretofore and from time to time hereafter, between Fujisawa Pharmaceutical Company, Ltd, a Japanese corporation, and BMS covering the license to BMS of certain U.S. and foreign patents covering certain monocyclic beta-lactam compounds, including Aztreonam, starting materials, intermediates and manufacturing processes thereof.

     "IND" means an Investigational New Drug application filed with the FDA for any Product requesting permission to perform human clinical studies in accordance with 21 CFR Part 312, as the same may be amended or supplemented from time to time hereafter.

     "INITIAL TRAINING SESSION" has the meaning set forth in Section 4.3.1 hereof.

     "INTERIM PERIOD" has the meaning set forth in Section 7.3 hereof.

     "INTERIM SERVICES AGREEMENT" means the separate agreement of even date herewith (as the same may be amended from time to time hereafter in accordance with the terms thereof), under which BMS has agreed to provide certain interim services and Product co-promotion services to DURA, as more fully set forth therein.

     "KNOW-HOW" means, for each Product, any and all technical data, information, material and other know-how currently owned or controlled by BMS and its Affiliates or that may hereafter during the relevant Term for such Product be owned or controlled by BMS and its Affiliates and which relates to preclinical and clinical development, use and marketing of such Product; PROVIDED, however, that the foregoing shall not extend to any formulation or Manufacturing Know-How (including without limitation manufacturing processes and techniques and quality control assays and reference standards) owned or controlled by BMS or any of its Affiliates.

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     "LAWS" has the meaning set forth in Section 6.5 hereof.

     "MAJOR PHARMACEUTICAL ENTITY" means (i) a Person for whom more than fifty percent (50%) of the consolidated gross revenues of such Person and its Affiliates are derived, as applicable, from (A) the sale, licensing and/or distribution of drug products (whether prescription, generic or over-the counter), nutritional agents and medical devices, and (B) the provision of drug or device management services (such as a Pharmaceutical Benefits Management (PBM) entity), and where such consolidated gross revenues have exceeded, in any of the three most recent fiscal years for such Person, One Billion Dollars ($1,000,000,000), and (ii) any Affiliate of a Person falling within the scope of (i).

     "MANUFACTURING KNOW-HOW" means, for each Product, any and all technical data, information, material and other know-how currently owned or controlled by BMS and its Affiliates or that may hereafter during the relevant Term for such Product be owned or controlled by BMS and its Affiliates and which relates to the formulation or manufacture of such Product (including without limitation manufacturing processes and techniques, bulk actives, intermediates and excipients, and quality control assays and reference standards).

     "MAXIPIME-Registered Trademark- TERM" has the meaning set forth in
Section 13.1 hereof.

     "NDA" means a New Drug Application or Product License Application for any Product, as appropriate, requesting permission to place a drug on the market in accordance with 21 CFR Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a Product which are necessary for FDA approval to market a Product in the Territory.

     "NET SALES" means, for a given Product for an applicable period, the gross amount invoiced for such Product by DURA or its Affiliates to Third Parties in the Territory, less the following amounts to the extent deducted on such invoice or absorbed by DURA: (i) quantity, trade, and/or cash discounts, allowances, rebates, and price adjustments or reductions allowed or given; (ii) credits, rebates, chargebacks, or refunds allowed for rejected, outdated or returned Products; and (iii) sales and other excise taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Deductions shall be determined in accordance with Generally Accepted Accounting Principles, consistently applied. If a Product is sold for compensation other than cash, Net Sales shall be calculated based on the gross list price of the Product on the date of sale in cash.

     Notwithstanding the foregoing, if any Product is sold under a bundled arrangement with other products, then, solely for the purpose of calculating Net Sales for Other Payment purposes under Section 8.2 hereof, any discount or rebate on Products sold under such an arrangement shall not exceed the smallest discount or other rebate for any other product included within such bundled arrangement for the applicable accounting period.

     "PARTY" means BMS or DURA and, when used in the plural, shall mean BMS and DURA.

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     "PERSON" means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, limited liability company, or other business entity, or any government or any agency or political subdivision thereof.

     "PRODUCT" means: (i) any of the products listed on EXHIBIT 1.1A, filled, packaged and labeled in accordance with applicable law and the applicable Product Registration, including all strengths and packaging configurations of the final finished dosage form presentations existing on the Execution Date, (ii) and any new products, dosage forms, or other presentations composed of either of the compounds Cefepime Hydrochloride or Aztreonam, whether formulated with or without arginine, as may be added to this Agreement pursuant to Section 4.8 hereof.

     "PRODUCT CONTRACTS" has the meaning set forth in Section 3.5.

     "PRODUCT REGISTRATIONS" means the approvals or registrations for each Product which have been received by BMS in the Territory, including without limitation each IND, Drug Master File (DMF), and NDA for each Product.

     "RECALL" has the meaning set forth in Section 6.4 hereof.

     "RELATED AGREEMENTS" means the Supply Agreement and the Interim Services Agreement.

     "SALES/MARKETING COMMITTEE" has the meaning set forth in Section 5.1 hereof.

     "SPECIFICATIONS" for each Product means such specifications for each Product as set forth in EXHIBIT 1.1B, as the same may be changed or supplemented by mutual written agreement of the Parties from time to time hereafter.

     "SUPPLY AGREEMENT" means the separate agreement of even date herewith (as the same may be amended or supplemented from time to time hereafter in accordance with the terms thereof), under which DURA has agreed to purchase from BMS, and BMS has agreed to supply to DURA, DURA's entire requirements of each Product, for use in the United States only, pursuant to the terms and conditions set forth in such separate agreement.

     "TAKEDA LICENSE AGREEMENT" means the Agreement dated May 7, 1991, as amended heretofore and from time to time hereafter, between Takeda Chemical Industries, Ltd, a Japanese corporation, and BMS covering the license to BMS of certain U.S. and foreign patents covering cephalosporins, including Cefepime, starting materials, intermediates and manufacturing processes thereof.

     "TERM", without any other qualification, means the last to expire or terminate of the Azactam-Registered Trademark- Term or the Maxipime-Registered Trademark- Term, as set forth in Article 13 hereof.

     "TERRITORY" means all fifty states of the United States of America. For sake of clarity and avoidance of doubt,

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Puerto Rico and any U.S. possessions and territories are not part of the
Territory.

     "THIRD PARTY" means any Person who or which is neither a Party nor an Affiliate of a Party.

     "TO THE KNOWLEDGE OF" of a specified entity or any similar term means to the actual knowledge of the officers and key employees of the specified entity having operating responsibility for the business of such entity.

     "TRADEMARKS" means the trademarks registered by BMS for the marketing of the Products in the Territory, as more fully set forth on EXHIBIT 1.1A attached hereto. For sake of clarity and avoidance of doubt, the Trademarks do not include any of the names (or variants thereof) of Bristol-Myers Squibb Company and any of its Affiliates or any marks customarily associated with such names.

2.   RIGHTS AND TRANSFER.

     2.1 GRANT OF DISTRIBUTION RIGHTS. Subject to the terms and conditions of this Agreement, BMS hereby grants to DURA an exclusive (including, except as set forth in the Interim Services Agreement, as to BMS) right to distribute, market, sell, and promote each Product in the Territory, commencing as of the Effective Date, during the applicable Term for such Product. DURA may distribute, market, sell, and promote each Product only in the Territory and for use only in accordance with applicable law, each Product's labeling, and the applicable Product Registrations for such Product in the Territory as the same are in force and effect from time to time during the applicable Term for such Product. DURA may not use, re-export, sell or transfer the Products outside the Territory. BMS or its designee shall have the right to inspect at reasonable times, during business hours upon reasonable advance notice to DURA, DURA's Product inventory, its shipping records, and its facilities designated for storage and shipping of Products to ensure compliance with the foregoing and with any other terms and conditions of this Agreement.

     2.2  GRANT OF TRADEMARK LICENSE.

          2.2.1 Subject to the terms and conditions of this Agreement, BMS hereby grants to DURA the exclusive (including, except as set forth in a Related Agreement, even as to BMS) right and license, without the right to sublicense, to use the Trademarks during the applicable Term for the Products associated with such Trademarks in the Territory solely to the extent necessary to distribute, market, promote and sell Products within the Territory in accordance with this Agreement.

          2.2.2 Provided that this Agreement has not been terminated, either in whole or, as to a given Product, in part, prior to the end of the applicable Term for a given Product, then, at the end of such Term, DURA agrees to buy, and BMS agrees to sell, all rights, title and interests owned by BMS in and to all Trademarks for such Product in the Territory, for a payment of One Hundred Dollars ($100.00). Nothing in the foregoing shall be construed as giving DURA any right or license, express or implied, to use such Trademarks outside the Territory for any purpose.

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          2.2.3     If, after acquisition of a Trademark in accordance with
Section 2.2.2, DURA permanently ceases to market a Product in the Territory or desires to sell or license a Trademark to a Third Party for use within the Territory, then BMS shall have the first right and option, exercisable within sixty (60) days following receipt of a written notice from DURA that one of the foregoing conditions has occurred, to purchase from DURA all rights, title and interests owned by DURA in and to such Trademark in the Territory, for a payment of One Hundred Dollars ($100.00).

          2.2.4 BMS will book all sales for Product orders received by it prior to the Effective Date; DURA will book all sales for Product orders received after the Effective Date.

     2.3  NO SUBLICENSING.

          2.3.1 Subject to Section 2.3.2, DURA shall not be entitled to sublicense any of the rights granted to it under this Article 2 or to grant sub-distribution rights to any Product to any Third Party (including without limitation co-promotion rights), without the prior written consent of a Vice-President or higher of BMS, to be given or withheld in BMS' sole and absolute discretion. No right or license under any patent rights or know-how owned or controlled by BMS or any of its Affiliates to make and/or have made any Product or any active ingredient therein is granted under this Agreement to DURA. Subject to Section 2.2.3 and provided that this Agreement has not been terminated, either in whole or, as to a given Product, in part, prior to the end of the Term for a given Product, then, at the end of such Term, the restrictions on sublicensing and sub-distribution set forth in this Section
2.3.1 for the corresponding Product shall expire.

          2.3.2 DURA shall have the right to sublicense the rights granted in this Article 2 to its Affiliates (and to Third Parties where any required prior written consent of BMS has been obtained in accordance with
Section 2.3.1), provided that: (i) DURA hereby unconditionally guarantees, and shall be jointly and severally responsible and liable, for the making of all payments due and the making of reports under this Agreement by reason of sales of any Product by its Affiliates or such approved Third Parties and their compliance with all applicable terms of this Agreement; and (ii) each Affiliate and such Third Party shall have first agreed in writing with DURA and BMS to keep all necessary books and records and to permit BMS to review such books and records pursuant to this Agreement and to observe all other applicable obligations and terms imposed on DURA under this Agreement in the same manner as DURA hereunder. In the event of a breach by an Affiliate or an approved Third Party in the observance of applicable terms of this Agreement, BMS shall be entitled to proceed directly against DURA, in addition to BMS being entitled to proceed directly or concurrently against such Affiliate or Third Party, to enforce this Agreement or to pursue any remedies available to it, at law or in equity. In the event of a termination of this Agreement prior to applicable Term for a given Product where DURA has sublicensed rights with respect to such Product in accordance with this
Section 2.3.2, such sublicensee's rights shall terminate at the same time as DURA's rights under this Article 2 to such Product shall terminate.

3.   DURA RESPONSIBILITIES.

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     3.1  DILIGENCE.  During the applicable Term for a given Product and subject to the terms and conditions of this Agreement, DURA shall use commercially reasonable efforts to (i) distribute, market, sell, and promote such Product within the Territory and (ii) create and maintain a market for and to increase the sales of Products in the Territory. In the performance of such obligations, DURA shall:

     3.1.1 use commercially reasonable efforts to maintain and provide at its expense an organization of qualified, professional salespersons as set forth in Section 3.2;

     3.1.2 maintain and provide at its expense suitable storage in accordance with the Specifications and labeling and other appropriate facilities and services reasonably satisfactory to BMS, as needed for the storage and continuous sale and distribution of Products within the Territory;

     3.1.3 use commercially reasonable efforts to solicit new customers and to maintain existing customers for the Products;

     3.1.4 use commercially reasonable efforts to ensure that sufficient stock of each Product will be available in its inventory to fill orders from the trade in accordance with normal industry practices, including maintaining reasonable levels of inventory in light of customary industry practice and historical sales patterns;

     3.1.5 use commercially reasonable efforts to conduct at its expense appropriate promotional activities for the Product sufficient for DURA to achieve adequate and reasonably rapid market penetration;

     3.1.6 provide, at its expense, an adequate Product traceability system (e.g. lot level traceability, readily accessible format), reasonably satisfactory to BMS;

     3.1.7 ensure that its sales force personnel do not make representations or claims with respect to the safety, efficacy or uses for a Product that are not contained within such Product's applicable Product Registration and/or labeling and/or that are not permitted by applicable law;

     3.1.8 market and sell Products only on the basis of quality, service, price and other legitimate marketing attributes, and without the payment of bribes or any similar inducements;

     3.1.9 observe and perform all provisions of this Agreement, and comply with all pertinent laws and regulations in force in the Territory; and

     3.1.10 use commercially reasonable efforts not to take any action which would have a material adverse impact on (i) the commercialization of the Products in the Territory or (ii) the then existing business

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               of BMS, its Affiliates and licensees with respect to the
               Products in other countries of the world (taken as a whole).

     3.2 SALES FORCE. Except as the Parties may otherwise separately agree to in writing, DURA shall be solely responsible for the costs and expenses of establishing and maintaining its sales force and conducting its other activities under this Agreement and shall have sole authority to control its sales force and direct the activities of its sales force. Although DURA's sales force may consist of employees, individual contractors, and individual telemarketers, DURA agrees that it will not contract with any Person to provide sales force personnel to assist DURA in marketing a Product (and whose activities shall be controlled or coordinated by DURA) without the prior written consent of BMS (such consent not to be unreasonably withheld for any entity that is not a Major Pharmaceutical Company); provided that:
(i) (A)DURA hereby unconditionally guarantees, and shall be jointly and severally responsible and liable, for the compliance by any such Person with their compliance with all applicable terms of this Agreement; and (B) each such Third Party shall have first agreed in writing with DURA and BMS to keep all necessary books and records and to permit BMS to review such books and records pursuant to this Agreement and to observe all other applicable obligations and terms imposed on Dura under this Agreement, and (ii) DURA does not breach Article 2 of this Agreement in contracting with such entity to provide such sales force personnel. Upon payment by DURA of all amounts required to be paid under Article 8 hereof and so long as Article 2 hereof is not violated, then DURA shall not thereafter be required to obtain BMS' prior written consent as set forth in this paragraph (but shall continue to be subject to (i) and (ii) above) with respect to any such Person with which it may contract to provide sales force personnel for a Product.

          DURA acknowledges that BMS is not, and shall not be, responsible to DURA, to DURA's employees, agents, representatives or contractors, or to any governmental entity for any compensation or benefits (including, without limitation, vacation and holiday remuneration, health care coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including without limitation unemployment and disability insurance contributions or benefits and workmen' compensation contributions or benefits) that may be payable to, imposed upon, or be related to the performance of this Agreement by, DURA's employees, agents, representatives or contractors, all of which shall be solely a matter between DURA and such Persons and governmental entities. All such matters of compensation, benefits and other terms of employment for any employee, agent, representative or contractor used by DURA in the performance of this Agreement shall be solely a matter between DURA and such Person(s).

          DURA acknowledges and agrees that any individual employees, agents, representatives, contractors or other Persons used by DURA to perform its obligations under this Agreement (i) are not employees of Bristol-Myers Squibb Company or any of its Affiliates, and that such Persons are not eligible to participate in any "employee benefit plans", as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that are sponsored by BMS or any of its Affiliates, and (ii) is, and shall be deemed to have been, engaged solely by DURA and not by BMS, even if it is subsequently determined by any court, the IRS or any other governmental agency that such individual may be a common law employee of BMS or any of its affiliates or subsidiaries.

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     3.3  PROMOTIONAL MATERIALS.

          3.3.1 DURA shall be solely responsible for designing, preparing and distributing at its sole expense all promotional materials and advertisements used in the promotion and marketing of the Products within the Territory. DURA will ensure that such materials and advertisements comply with, and DURA will be solely responsible and liable for any failure of such materials to comply with, the applicable labeling and Product Registration for a given Product and with applicable law and regulations, notwithstanding any prior review and/or approval of such materials by BMS and notwithstanding that such materials may have been previously reviewed or used by BMS. DURA shall be solely responsible for submitting all promotional and advertising materials prepared by or for it to FDA for review and approval following review by BMS and for negotiating with FDA for approvals of such materials; PROVIDED, that BMS has submitted to FDA such authorization as may be required by law for DURA to submit such promotional and advertising materials (which BMS will use commercially reasonable efforts to effect as promptly as reasonably practicable after the Effective Date); and PROVIDED, FURTHER, that DURA shall promptly inform BMS of the substance of any responses received to such materials (and provide a copy of any written responses received from or sent to FDA with respect thereto). DURA shall absorb and be solely responsible for any lost profits, lost revenues, damages, losses and costs incurred by DURA, its Affiliates, BMS, or any Third Party arising from the failure of any promotional materials developed by DURA to comply with the applicable labeling and Product Registrations and with applicable law and regulations.

          3.3.2 BMS shall provide DURA with all current and available advertising and promotional materials used by BMS relating to the Products, and shall permit DURA, subject to compliance by DURA with applicable law and regulation and to the following paragraph, to adapt and use such materials in the Territory in developing new promotional materials (subject to the prior written approval of BMS in accordance with Section 3.3.3 of any adapted or revised materials, not to be unreasonably withheld, and subject to Section
3.3.1 and to any copyrights or other rights reserved to BMS, its Affiliates and to Third Parties in such materials).

          BMS reserves and retains title and all rights, including copyright rights, in and to all written, visual and electronic works and other materials (including without limitation training materials, promotion materials, brochures and other detail literature) provided by it to DURA under this Agreement, as well as any adaptions thereof or "derivative works" (as such term is defined in the U.S. Copyright Code, 17 U.S.C. Section 101 ET. SEQ.) derived or developed by DURA from or with such works and materials.
 Subject to the foregoing, DURA is granted the nonexclusive right under this Section to use, copy, modify, and distribute such materials only in furtherance of this Agreement and the rights granted to it hereunder, for the applicable Term for a given Product to which such works and materials relate.
 DURA will ensure that all copyright notices and this permission notice appear on all copies of the written materials provided by BMS and all adaptations and derivative works thereof.

          3.3.3 All detail brochures and other printed materials, all print, television, radio, and other media advertising materials, and all training materials shall be subject to the prior review and written approval of BMS (not

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to be unreasonably withheld).  The individual to whom these shall be sent will be designated by BMS upon execution of this Agreement and from time to time thereafter upon written notice to DURA. BMS shall have fifteen (15) working days from receipt of the material to respond with any objections; and if no objections are received, DURA may proceed with its planned use of the materials as submitted for approval. After BMS has achieved a level of comfort with DURA's ability to prepare such materials in compliance with applicable law and the Product labeling (which the Parties will review periodically, but not less often semi-annually), BMS agrees to consider (but without any obligation to so agree) mechanisms to limit thereafter the materials that need to be reviewed in advance by BMS.

               With respect to any brochures, training materials, or promotional or advertising materials (or pertinent portions thereof) developed by DURA that compare or position a Product to (or involve Product strategy vis-a-vis) BMS' gatifloxacin product or other compounds within gatifloxacin's class of compounds, BMS shall designate a single individual within its Promotional Compliance or Regulatory Affairs Department to review such materials (or the pertinent portions thereof relating to such comparison or positioning) and shall use commercially reasonable efforts to limit access to such materials (or the pertinent portions thereof relating to such comparison or positioning) by individuals within its marketing and sales groups (except where review by an individual within such group is necessary to ensure compliance by such materials with applicable law and the Product labeling).

          3.3.4 During the first two (2) years of this Agreement, DURA shall provide BMS, within five (5) working days of transmission, complete copies and/or transcripts of all home office generated (for example, those sent out by DURA's Sales, Marketing and Sales Training departments) communications (whether written, electronic or visual aids) sent to a majority of DURA sales representatives concerning the promotion of any Product, as well as all written, electronic and visual communications provided to a majority of DURA sales representatives regarding Product strategy, positioning or selling messages. The individual to whom these shall be sent will be designated by BMS upon execution of this Agreement.
Following such two-year period, DURA shall provide all such transmissions and materials to BMS not less frequently than once per calendar quarter.

          3.3.5 DURA shall have strategic responsibility and sole authority and responsibility at its expense for conducting and developing symposia, seminars, technical and scientific exhibits and other professional relations events with respect to the Products within the Territory.

     3.4  USE OF TRADEMARKS.    Until such time as DURA may have acquired
ownership of a Trademark pursuant to Section 2.2.2 (at which time, all of the obligations set forth below in this Section 3.4 on the part of BMS shall become the responsibility of DURA with respect to such Trademark):

          3.4.1 DURA shall use the Trademarks, and no other trademarks, to promote, sell and distribute the Products within the Territory. DURA shall be identified as the distributor of each Product on the Product label as the same may be required and specified under applicable law, or if applicable law does not specify how the distributor shall be indicated on a Product's label, then as determined (including without limitation as to size and placement) by BMS in consultation with DURA. The use of the Trademarks by DURA shall be subject to the prior review and written approval of BMS as set forth in this
Section 3.4, which shall not be unreasonably withheld.

          3.4.2 DURA shall permit duly authorized representatives of BMS to inspect, on the premises of DURA, at reasonable times during normal business hours and on reasonable advance notice, Product inventory, DURA's quality control records, and DURA's facilities used in or relating to the storage, distribution or sale of the Products to ensure compliance with quality control standards and with applicable terms of this Agreement pertaining to the use of the Trademarks.

          3.4.3 Whenever DURA uses the Trademarks in advertising or in any other manner in connection with the Product, DURA shall clearly indicate BMS's ownership of the Trademarks. DURA shall provide to a person designated by BMS samples of all literature and advertising using the Trademarks prepared by or for DURA and intended to be used by DURA, for approval of such use by BMS (which consent shall not be unreasonably withheld). If no objection is received from BMS within 15 business days of receipt by BMS of such samples, DURA may use the Trademarks in the manner used in the samples submitted to BMS for approval. When using the Trademarks under this Agreement, DURA undertakes to comply with all laws pertaining to Trademarks in force at any time in the Territory.

          3.4.4 If applicable law permits, BMS shall make an application to register DURA as a Permitted User or Registered User of the Trademarks and, if necessary, or if requested by BMS, DURA undertakes to join in such application and to take such action as may be necessary or requested by BMS to implement such application or retain, enforce or defend the Trademarks.

          3.4.5 DURA acknowledges that BMS is the owner of the Trademarks. DURA shall not at any time do, cause to be done, or permit any act or thing inconsistent with, contesting or in any way impairing or tending to impair such ownership. DURA agrees that all use of the Trademarks by DURA shall inure to the benefit of and be on behalf of BMS. DURA acknowledges that nothing in this Agreement shall give DURA any right, title or interest in the Trademarks other than the right to use the Trademarks within the Territory in accordance with this Agreement. DURA agrees that it will not challenge the title or ownership of BMS to the Trademarks or attack or contest the validity of the Trademarks. All goodwill accruing to the Trademarks as a result of the use of the Trademarks in the performance of this Agreement shall belong solely to BMS.

     3.5  CONTRACT ASSUMPTION.

          3.5.1 BMS will provide to DURA, either before or promptly following the Execution Date, subject to any confidentiality obligations it may have to Third Parties, a copy of all written agreements as of the Execution Date between BMS (or any of its Affiliates) and a Third Party specifically relating to the supply of Products, and only the Products, to such Third Party within the Territory ("PRODUCT CONTRACTS"). All such contracts represent Confidential Information of BMS. To the extent transferable or assignable, and subject to any required consents of Third Parties, all rights, interests, covenants, and obligations of BMS or any of its Affiliates in and under such Product Contracts, as the same shall be in force and effect as of the Effective Date, shall be assigned by BMS (or such BMS Affiliate, as applicable) to DURA and DURA shall accept such assignment and assume all rights, interests, covenants, and obligations of BMS thereunder thereafter, except: (i) to the extent that (A) such rights, interests and obligations shall have accrued prior to the Effective Date (in which event such rights, interests and obligations shall remain with BMS), or (B) such rights, interests, covenants and obligations relate to any liability or obligation which DURA is not assuming or agreeing to perform under this Agreement, or
(ii) as provided in the Interim Services Agreement.

          DURA acknowledges that certain Product Contracts may require consents to the assignment thereof to DURA. Each Party will use commercially reasonably efforts, and will cooperate with the other, to obtain such consents under such Product Contracts as expeditiously as reasonably practicable, such consents to be effective, where possible, as of the Effective Date. DURA agrees that the failure to obtain any such consent as of the Effective Date or any resulting breach under any such Product Contract by reason of the execution and performance of this Agreement by BMS and DURA
shall not constitute a breach of this Agreement.   BMS shall use its
commercially reasonable efforts to provide to DURA the benefits from the sale of Products under such Product Contracts from and after the Effective Date for orders received after the Effective Date, and, to the extent that BMS receives such benefits after the Effective Date, BMS shall, subject to
Section 7.1.2 hereof and any applicable terms of the Interim Services Agreement, pay to DURA the net amount BMS receives from the sale of any Product under any Product Contracts (based on the amount received by BMS with respect to such sales of such Product and, except where otherwise specified in the Interim Services Agreement, such reasonable costs as are allocated by BMS to its efforts on behalf of DURA with respect to such Product Contract and Product in accordance with BMS' normal accounting practices) until such time as DURA enters into an agreement with such customer for the sale by it of any such Product to such customer in lieu of such Product Contract. In the event that a Product Contract requires that BMS pay an administrative or marketing fee, or make any other payment (or grant any discounts), to such Third Party on account of such Product Contract with respect to the services provided by such Third Party, or, in cases where the Product Contract sets the pricing for certain institutions that are part of such Third Party's purchasing group, with respect to the volume level of purchases achieved by such participating institutions, then DURA shall be responsible for all such payments or discounts to be made or granted for such administrative and other services provided by such Third Party after the Effective Date (and which, if paid by BMS because such Product Contract is not immediately assignable on the Effective Date, will be reimbursed by DURA to BMS or deducted by BMS from the net amount payable to DURA hereunder with respect to such Product Contract).

               Nothing in this Section 3.5.1 shall require DURA to assume, and DURA does not assume, any obligation or liability under any such Product Contract with respect to the manufacture of a given Product.

          3.5.2 DURA acknowledges that BMS possesses certain written agreements as of the Execution Date between BMS (or any of its Affiliates) and a Third Party that cover both the supply of one or more Products, as well as other BMS products, to such Third Party within the Territory ("BUNDLED CONTRACTS"). Subject to Section 3.5.3, such contracts will not be assigned to DURA. EXHIBIT
3.6.2 sets forth a listing of such contracts, to the extent known by BMS'

Office of Pricing Administration as of the day before the Execution Date.
BMS shall use its commercially reasonable efforts to provide to DURA the benefits from the sale of Products under such Bundled Contracts from and after the Effective Date for orders received by BMS after the Effective Date, and, to the extent that BMS receives such benefits after the Effective Date, BMS shall, subject to Section 7.1.2 hereof and any applicable terms of the Interim Services Agreement, pay to DURA the net amount BMS receives from such sale of any Product under any Bundled Contracts (based on the amount received by BMS with respect to sales of such Product and, except where otherwise specified in the Interim Services Agreement, such reasonable costs as are allocated by BMS to its efforts on behalf of DURA with respect to such Bundled Contract and Product in accordance with BMS' normal accounting practices) until such time as DURA enters into an agreement with such customer for the sale by it of any such Product to such customer in lieu of such Bundled Contract. In the event that a Bundled Contract requires that BMS pay an administrative or marketing fee, or make any other payment (or grant discounts), to such Third Party on account of such Bundled Contract with respect to the services provided by such Third Party, or, in cases where the Bundled Contract sets the pricing for certain institutions that are part of such Third Party's purchasing group with respect to the volume level of purchases achieved by such participating institutions, then DURA shall be responsible for all such payments or discounts to be made or granted for such administrative and other services provided by such Third Party after the Effective Date with respect to the Products only (and which, if paid by BMS because such Bundled Contract is not immediately assignable on the Effective Date, will be reimbursed by DURA to BMS or deducted by BMS from the net amount payable to DURA hereunder with respect to such Bundled Contract).

          3.5.3 DURA and BMS acknowledge that certain regulatory requirements for Product Contracts with governmental agencies and instrumentalities do not permit DURA, even though it may be entitled to ship Products under such contract to such customer, to bill such customers for Product shipped to such customer by DURA until DURA is approved in accordance with applicable procedure for such governmental agency or instrumentality as a distributor of the Product. In such event, BMS shall bill such customers on behalf of DURA at the price and terms agreed to by DURA. BMS shall, subject to Section 7.1.2 hereof and any applicable terms of the Interim Services Agreement, pay to DURA the net amount BMS receives from the sale of any such Product (based on the amount received by BMS with respect to sales of such Product and such reasonable costs as are allocated by BMS to its efforts on behalf of DURA with respect to such Contract and Product in accordance with BMS' normal accounting practices) until such time as DURA is approved as a distributor by such governmental agency or authority and is able to bill such entity directly. DURA shall use commercially reasonable efforts to obtain such approval as expeditiously as reasonably practicable, and BMS will reasonably cooperate with DURA in connection therewith.

          3.5.4 BMS and Dura shall cooperate with each other in notifying all customers and other interested Third Parties who have a need to know of the consummation of the transactions contemplated by this Agreement.

          3.5.5 DURA and BMS shall reasonably cooperate to obtain all necessary governmental approvals and to revise, redesign, and prepare all necessary packaging and labels in accordance with applicable law and this

Agreement so that DURA's NDC number may appear on all Product sold by it as expeditiously as reasonably practicable after receipt of all such approvals.

          3.5.6 DURA and BMS acknowledge that certain Product Contracts and/or Bundled Contracts may require that future pricing under such contracts for a given Product are based on market share/penetration obtained by the contractee for such Product. Except as may be provided in the Interim Services Agreement, DURA shall be responsible after the Effective Date for obtaining, and for the cost of obtaining, all market share data, including IMS America data where required by such contracts.

     3.6 NONCOMPETE. * DURA and its Affiliates shall not market, promote, distribute, or sell any injectable (i.v. or i.m.) cephalosporin antibiotic product other than Maxipime-Registered Trademark- or any injectable (i.v. or i.m.) monobactam product other than Azactam-Registered Trademark- without the prior written consent of BMS; PROVIDED, that (i) the foregoing shall not prevent DURA from acquiring, or being acquired by, a company that is actively developing (i.e., in Phase II studies or later), marketing promoting, or distributing any such product; and (ii) where DURA can clearly and convincingly demonstrate that the marketing, promotion, distribution or sale of any such product will not materially cannibalize sales from, and otherwise will not have the effect of preventing DURA from maximizing sales of, any Product, then BMS agrees not to unreasonably withhold its consent to the marketing, promotion, distribution, and sale of such product.

     3.7 COMPLIANCE WITH BAXTER SUPPLY AGREEMENT. In order to ensure compliance by BMS with the terms of the Baxter Supply Agreement, DURA agrees, during the term of the Baxter Supply Agreement, that it will comply with any obligations imposed upon BMS under such agreement that can only be met by DURA following the Effective Date as the distributor and marketer of the Product, including but not limited to:

          3.7.1 DURA will not market a frozen or premixed presentation of any Azactam-Registered Trademark- Product within the Territory other than one manufactured for BMS by Baxter under the terms of the Baxter Supply Agreement; and

          3.7.2 DURA will use, in addition to any other obligations imposed upon it hereunder, its best efforts to market the Azactam-Registered Trademark-Products in the Territory and reasonably cooperate with Baxter to support and facilitate the sale of such Products.

     3.8 COMPLIANCE WITH ABBOTT LICENSE AGREEMENT. In order to ensure compliance by BMS with the terms of the Abbott License Agreement, DURA agrees, during the term of the Abbott License Agreement, that it will comply with any obligations imposed upon BMS under such agreement that can only be met by DURA following the Effective Date as the distributor and marketer of each Product covered by the license rights granted under such Agreement, including but not limited to:

          3.8.1 DURA will share non-confidential, NDA-related information with Abbott so that the NDA

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

submissions by Abbott for its Add-Vantage Vials can be supported by Abbott;
and

          3.8.2 DURA will share pertinent market research information associated with the ADD-Vantage System (including but not limited to focus group studies, quantitative market surveys, time and motion pharmacy studies and drug waste studies), excluding, however, any market research data relating to (i) information or data obtained by DURA from Third Parties which is subject to a confidential commitment which prohibits disclosure to Abbott and (ii) pricing or market research data, the disclosure of which either Party in good faith believes would violate applicable law.

     3.9 RESALE OF PRODUCT IN SAME PACKAGING. DURA shall not alter in any manner each Product or its packaging as sold to it by BMS and shall resell each Product without alteration in the form sold to it by BMS.

4.   BMS RESPONSIBILITIES.

     4.1 SUPPLY OF PRODUCT. In order to ensure the quality of the Products to be sold by DURA under the Trademarks, DURA shall purchase, and BMS shall supply to DURA, subject to the terms and conditions as set forth in the Supply Agreement. DURA's requirements of the Product(s) for marketing, sale and distribution by DURA in the Territory during the applicable Term for such Product. All Products supplied to DURA shall be in finished dosage form, filled, labeled, and packaged for commercial sale in accordance with applicable law and the applicable Product Registrations in the Territory and in accordance with the terms of this Agreement and any Related Agreement.

     4.2  RETENTION OF REGISTRATIONAL DOSSIER.

          4.2.1 BMS shall retain all rights, title and interests in and to the Product Registrations for each Product in the Territory. DURA shall not at any time do, cause to be done, or omit or permit any act inconsistent with the Product Registration for any Product in the Territory. In the event that any filings are required to be made with or approvals required to be obtained from applicable regulatory authorities in order to sell a Product to DURA or for DURA to initiate marketing and sale of a Product in the Territory, the Parties shall cooperate fully to ensure that such filings and approvals are obtained or made as expeditiously as reasonably practicable.

          4.2.2 BMS shall have sole responsibility for maintaining, and shall use commercially reasonable efforts to maintain, the Product Registrations in the Territory at its expense, including without limitation filing IND and NDA Annual Reports. BMS shall keep DURA informed on a timely basis as to any developments that would have a material adverse effect on a Product Registration. Subject to such limitations as BMS may have under the Abbott License Agreement and the Baxter Supply Agreement with respect to access to and disclosure of information contained in the product registrations filed by such Third Parties with respect to their plastic container systems used in the manufacture of a Product, BMS shall provide DURA, upon request after reasonable notice from DURA, with access to copies of all filings submitted by BMS to the NDA for each Product (other than to the CMC section) and, with respect to clinical trials for the Products sponsored by BMS that are included in the NDA for a given Product, copies of the

Application Summary for such Product, which provides a comprehensive summary of all clinical trials conducted under the NDA for such Product. Nothing set forth herein shall permit DURA to photocopy or otherwise make a reproduction of the NDAs without the prior written consent of a Vice President of BMS. DURA shall cooperate with BMS with respect to obtaining and/or maintaining the Product Registrations, and shall execute, acknowledge and deliver such further instruments at BMS' request and expense, and use commercially reasonable efforts to do all such other acts, as promptly as possible, which may be necessary or appropriate to obtain and maintain the Product Registrations in the Territory. DURA shall, on a timely basis, provide to BMS all information that DURA has from time to time during the applicable Term for each Product that BMS does not have that is reasonably necessary and relevant to BMS's obligations hereunder to fulfill such Product Registration maintenance requirements (including, but not limited to, providing sales distribution information concerning the Products), and shall otherwise cooperate with BMS as reasonably necessary in connection therewith. BMS shall have the final decision-making authority in every case on whether and how to supplement, amend or otherwise alter the Product Registrations and any other issues in connection with such Product Registrations (including, but not limited to, decisions to recall the Products) and on whether and how to communicate with the FDA and other applicable governmental agencies or authorities in connection therewith; PROVIDED, that BMS will not, except where required by, or to fulfill its obligations under, applicable law or except where required by a governmental agency or authority acting within the scope of its authority, supplement, amend or otherwise alter a Product Registration so as to materially and adversely alter the rights granted to DURA hereunder that are derived from such Product Registration.

          4.2.3 BMS shall provide DURA with reasonable written notice of, and DURA shall be entitled to be present at, all meetings with the FDA with respect to any Product (other than meetings and audits pertaining to manufacturing processes and manufacturing issues), provided that such participation does not result in any undue delay or interfere with BMS' relationship with FDA.

          4.2.4 BMS and Dura each shall make its facilities available at reasonable times during business hours for inspection by representatives of governmental agencies. BMS and Dura each shall notify the other within twenty-four (24) hours of receipt of any notice or any other indication whatsoever of any FDA or other governmental agency inspection, investigation or other inquiry, or other material governmental notice or communication of any type, involving the sale, manufacture, or use of the Products within the Territory. Dura and BMS shall cooperate with each other during any such inspection, investigation or other inquiry including, but not limited to, allowing upon request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents (it being understood that BMS shall not be required to provide Dura with, and shall be entitled to redact from any writing, any information relating to Manufacturing Know-How and that DURA shall not be entitled to be present at inspections that would involve access to or disclosure of BMS Manufacturing Know-How). Dura and BMS shall discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each shall give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, BMS shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and Dura shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities. DURA will provide BMS with copies of all correspondence received by it from, or filed by it with, any federal, state or local regulatory authority to the extent pertaining to each Product and/or its distribution, promotion, or sale in the Territory.

          4.2.5 All Product sold after the Effective Date will be sold under a BMS label, whereby the Product will be identified as a BMS Product with DURA identified as the distributor thereof (except for Product supplied pursuant to the Baxter Supply Agreement, under which Baxter will be indicated as the manufacturer). BMS shall control all package inserts and labeling
(and any changes or supplements thereto) for each Product in the Territory, and shall have the responsibility at its expense for securing any approvals required by FDA to any such changes or supplements thereto (except for Product supplied under the Baxter Supply Agreement to the extent Baxter retains any such responsibility). DURA shall not at any time do, cause to be done, or omit or permit any act inconsistent with the then existing package inserts and labeling for any Product in the Territory. In the event that any filings are required to be made with or approvals required to be obtained from applicable regulatory authorities in order to change or supplement the package inserts and labeling, BMS shall have the sole right and discretion on how to effect such changes at BMS' expense (and Baxter shall have such right, to the extent it retains same under the Baxter Supply Agreement, to effect such changes, at DURA's or Baxter's expense, as provided in said Baxter
Supply Agreement). BMS shall consult with DURA with respect to any such changes or supplements to the label for any Product, and DURA shall cooperate fully with BMS with respect to any actions or decisions taken or made by BMS with respect thereto; PROVIDED, that BMS will not, except where required by, or to fulfill its obligations under, applicable law or except where required by a governmental agency or authority acting within the scope of its authority, supplement, amend or otherwise alter a Product's package insert or labeling so as to materially and adversely alter the rights granted to DURA hereunder that are derived from such Product's package insert and/or labeling.

          4.2.6 Subject to the terms and conditions of this Agreement and any Related Agreement, BMS will consider in good faith proposals (including without limitation new delivery systems) by DURA to maximize sales of the Products (but without any obligation, express or implied, on BMS' part to agree to same). Nothing in this Agreement shall require BMS, expressly or impliedly, to participate in or agree to participate in such proposal put forth by DURA for maximizing sales of the Products without BMS' prior written consent (to be given or withheld in BMS' sole and absolute discretion).

     4.3  TRAINING OF DURA SALES FORCE.

          4.3.1 The Parties intend that BMS will provide DURA's sales force with the same or substantially similar training with respect to promotion of the Products as has been given traditionally to BMS's sales force in the Territory (it being understood that such training shall be specific to each Product itself and its uses, as opposed to general sales skills training). BMS and DURA will hold * training sessions ("INITIAL TRAINING SESSIONS") for the DURA sales force, which shall be held on * mutually convenient dates within twelve
(12) months after the Effective Date of

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

this Agreement, and which will be held at a location mutually acceptable to BMS and DURA. The Sales/Marketing Committee will determine the content of each such Initial Training Session, and shall review the Product-related training materials and make recommendations for any revisions and updates thereto as the Committee may deem appropriate; PROVIDED, that BMS shall determine and be solely responsible for the content, development, and associated cost of all training materials. All members of the DURA sales force (including management and representatives) shall attend a Product-related training program, whether as part of an Initial Training Session or a subsequent training program conducted by DURA or BMS. DURA shall bear the full cost and expense of all of its sales force and other personnel who attend a Product-related training program, without contribution from BMS. BMS shall bear the costs and expenses of its training personnel provided for the Initial Training Sessions. DURA shall reimburse BMS for any out-of-pocket costs incurred by BMS for any subsequent training programs for which participation by BMS personnel has been requested by DURA and approved by BMS.

          4.3.2 Training of DURA sales representatives and other personnel following the * Training Sessions shall be the responsibility of DURA and at its cost and expense. The contents of any training provided by DURA that relates to the Products shall be coordinated by DURA (subject to BMS' prior review and prior written approval of such training materials in the same manner as, and subject to the same terms and conditions as, BMS reviews and approves promotional materials pursuant to Section 3.3). From time to time as training materials for the Products may be revised by either Party (the timing and content of which shall be determined by a Party in the exercise of its sole and absolute discretion or as mandated by regulatory agencies), such Party will make such training materials available to the other Party and its Affiliates for its own internal training use thereafter.

     4.4 PROSECUTION AND MAINTENANCE OF PATENTS AND TRADEMARKS. Until such time as DURA may have acquired ownership of a Trademark pursuant to Section
2.2.2 (at which time, all of the obligations set forth in Sections 4.4.1 and 4.4.2 below on the part of BMS shall become the responsibility of DURA with respect to such Trademark):

          4.4.1 BMS shall use commercially reasonable efforts to register and maintain, or cause to be registered and maintained, at its cost and expense, the Trademarks in the Territory during the Term of this Agreement. If DURA learns of any unauthorized use of the Trademarks by others in the Territory, DURA agrees to promptly notify BMS of such unauthorized use.

          4.4.2 BMS shall use commercially reasonable efforts to prosecute and maintain, at its cost and expense, any patent rights covering the composition, formulation, and use of a Product in the Territory during the applicable Term for such Product. In the event that any extension, registration, confirmation, reissue, renewal, reexamination or continuation-in-part is to be filed with respect to any such patent within the Territory, BMS shall provide DURA with the opportunity to review such extension, registration, confirmation, reissue, renewal, reexamination or continuation-in-part and provide input thereto.

          4.4.3 Notwithstanding any other provision of this Agreement that may imply or provide to the

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

contrary, BMS shall have the sole right, but not the obligation, at its sole discretion and expense, to prosecute, maintain, enforce, defend or abandon any patent rights and know-how owned or controlled by BMS covering the manufacture of a Product, except that BMS shall use commercially reasonable efforts to maintain, at its cost and expense, its rights under the patent rights, know-how, and/or trademarks licensed to it under (i) the Takeda License Agreement, (ii) the Fujisawa License Agreement, and (iii) the Abbott License Agreement. DURA understands and accepts that Takeda, Fujisawa, and Abbott are entitled in their sole and absolute discretion to prosecute, maintain, enforce, defend or abandon (or license to Third Parties, to the extent same is nonexclusively licensed to BMS) any patent rights, trademarks, and/or know-how licensed by any of them to BMS under the Takeda License Agreement, the Fujisawa License Agreement and/or the Abbott License Agreement, as applicable. The foregoing shall not require BMS to grant additional rights or to provide any additional consideration to Takeda, Fujisawa or Abbott, as the case may be, beyond that which BMS is obligated to pay or provide under the terms of the current applicable agreement.

          4.4.4 Notwithstanding any provision of this Agreement that may imply or provide to the contrary, BMS shall have the sole right, but not the obligation, at its sole discretion and expense, to maintain and enforce any contract entered into by BMS covering the supply of any compounds, intermediates, biomaterials, packaging components, containers and other materials used in the manufacture of a Product, except that BMS shall use commercially reasonable efforts to maintain, at its cost and expense, the supply of premixed, frozen Azactam-Registered Trademark- Product under the Baxter Supply Agreement. DURA understands and accepts that Baxter is entitled in its sole and absolute discretion to prosecute, maintain, enforce, defend or abandon (or license to Third Parties, to the extent same is nonexclusively licensed to BMS) any patent rights, trademarks, and/or know-how licensed by Baxter to BMS under the Baxter Supply Agreement, or which Baxter may own or control with respect to the supply of any plastic container or other component used by Baxter in making the premixed, frozen presentation of the Azactam-Registered Trademark-Product. The foregoing shall not require BMS to extend such Baxter Supply Agreement, to grant additional rights to Baxter, or to provide any additional consideration to Baxter beyond that which BMS is obligated to pay or provide under the terms of the current applicable agreement.

     4.5 NO RESTRICTION ON BMS BUSINESS. Nothing in this Agreement is intended to limit or restrict BMS or its Affiliates in any way, expressly or impliedly, from marketing during the applicable Term for a Product any product that is competitive with a Product, other than a product containing Cefepime Hydrochloride or Aztreonam. Except to the extent provided in
Section 4.6, nothing in this Agreement is intended to limit or restrict BMS or its Affiliates in any way, expressly or impliedly, from developing during the Term of this Agreement or any Related Agreement any product that is competitive with a Product, including without limitation any product containing Cefepime Hydrochloride or Aztreonam for commercial sale as a generic product following expiration of the applicable Term for such Product.

     4.6 NO DIRECT COUNTERDETAILING. BMS will instruct its sales force personnel not to, and will use commercially reasonable efforts to ensure that its promotional materials do not, counterdetail or promote * directly and specifically against any Product for a period of * years following the Effective Date (after which date such restriction shall lapse). It is understood and agreed that the foregoing restriction does not,

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

and shall not be construed to, prevent BMS from counterdetailing or promoting
* directly and generally against products within the class of compounds of which a Product is part.

          In the event that both Parties desire for BMS to extend its co-promotion efforts under the Interim Services Agreement beyond the one-year term provided for therein, then the Parties agree to discuss in good faith whether the term set forth in the preceding paragraph should be extended by the same period of such co-promotion extension.

     4.7 TAKEDA LICENSE. Under the Takeda License Agreement, BMS' license rights to exclusively use the patents licensed to it thereunder in the manufacture of Cefepime Hydrochloride are converted to nonexclusive rights after April 30,2002. It is understood that BMS is under no obligation, express or implied, to negotiate or reach any such agreement) for the extension of exclusive rights under such patents for the manufacture and use of Cefepime Hydrochloride within the Territory for the period after April
30, 2002 and extending beyond the applicable Maxipime-Registered Trademark-Term, although at DURA's written request prior to January 1, 2000, BMS agrees to approach Takeda to determine the terms of any such extension of exclusivity under such Takeda patent rights within the Territory (it being understood that BMS may also approach Takeda on its own to determine the terms of any such extension within and/or outside the Territory). In the event that BMS is able to reach tentative, non-binding agreement with Takeda as to the terms of any such extension of exclusivity under such Takeda patent rights within the Territory, then BMS shall notify DURA in writing of the terms of such tentative agreement with respect to the Territory (which tentative terms shall be kept in confidence by DURA). Such Notice shall also include the additional costs, fees and other compensation payable by BMS to Takeda that BMS would expect DURA to bear and any compensation requested by BMS for obtaining an extension in the Territory. DURA shall have thirty (30) days thereafter in which to notify BMS in writing ("Notice") as to whether DURA would like BMS to pursue a binding agreement with Takeda for such extension of exclusivity under such Takeda patent rights within the
Territory.   If DURA fails to so notify BMS within such 30-day period, BMS shall have no obligation thereafter, express or implied, under this Agreement or any Related Agreement to negotiate any such extension of exclusivity under the Takeda patent rights within the Territory following April 30, 2002.

          If DURA timely provides a Notice to BMS, BMS shall use commercially reasonable efforts to conclude a binding agreement with Takeda for the extension of exclusivity under the Takeda patent rights within the Territory following April 30, 2002 and beyond the Maxipime-Registered Trademark- Term, subject to the following: BMS shall not be obligated in any way to enter into a binding agreement with Takeda for such extension of exclusivity under such Takeda patent rights within the Territory beyond April 30, 2002, unless and until BMS and DURA shall have first agreed in writing: (i) that DURA will pay or reimburse BMS for all additional costs, royalties, fees and other compensation payable by BMS to Takeda (and that were disclosed by BMS to DURA) under the Takeda License Agreement with respect to the use of the licensed rights within the Territory that BMS would not otherwise have been required to pay under the then existing Takeda License Agreement, and (ii) upon such additional compensation as the Parties may mutually agree to in writing that DURA will pay to BMS with respect to the period of time that generic competition does not enter the market within the Territory following the Maxipime-Registered Trademark- Term as a result of such extension of exclusivity under the Takeda

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

patent rights beyond the Maxipime-Registered Trademark- Term.

          Nothing herein shall limit BMS' ability or right to secure an extension of such Takeda patent rights outside the Territory, as BMS may determine in its sole discretion.

     4.8 NO OBLIGATION TO DEVELOP NEW FORMULATIONS; CONVERSION TO DRY POWDER FOR AZACTAM-Registered Trademark-.

          4.8.1 BMS shall have no obligation, express or implied, to develop new formulations, dosages, forms of administration, or preparations for the Product, other than those in effect as of the Effective Date.

          4.8.2 DURA acknowledges and accepts that BMS may, at BMS' discretion and expense, pursue or conduct such studies as are necessary to convert Azactam-Registered Trademark- (other than the frozen, premixed presentation prepared by Baxter) from a lyophilized product to a crystalline, sterile dry powder fill product. BMS shall be responsible for making any regulatory filings and conducting any studies as are necessary, at its expense, to obtain regulatory approval for such dry powder fill product for Azactam-Registered Trademark-. Upon receipt of all regulatory approvals needed to manufacture and market a dry powder fill product for Azactam-Registered Trademark-, such product shall replace the lyophilized Azactam-Registered Trademark- product as set forth in the Exhibits attached to this Agreement and to any Related Agreement.

     4.9 ORANGE BOOK UPDATE. BMS will use commercially reasonable efforts at its expense to correct the Orange Book listing with FDA for Azactam-Registered Trademark- to reflect that the formulation currently sold by BMS includes arginine in the formulation as promptly as reasonably practicable following the Execution Date. If any new formulations for a Product are developed by BMS and BMS has received all necessary regulatory approvals for the manufacture and marketing of same, BMS will commercially reasonable efforts at its expense to update the Orange Book listing with FDA to reflect the change in formulation for such Product as promptly as reasonably practicable after receipt of all such necessary approvals. Except as provided in the preceding two sentences, the Parties will cooperate and appropriately allocate responsibilities for the purpose of making any semi-annual updates to the Orange Book.

     4.10 PHYSICIAN DESK REFERENCE (PDR). DURA will be responsible after the Effective Date at its expense for all updates and corrections to the Physician Desk Reference with respect to each Product (and shall list the Product under DURA's name in the PDR), subject to prior review and approval by BMS (not to be unreasonably withheld). BMS will reasonably cooperate with DURA in connection therewith.

     4.11 USP MONOGRAPH. BMS shall not update the USP Monograph (or the Standards and Specifications contained therein) for a Product without the prior written consent of DURA, nor shall BMS be obligated to update the USP Monograph (or the Standards and Specifications contained therein) for a Product except as DURA and BMS may mutually agree. If the Parties shall have agreed upon a revision to be proposed to the USP Monograph, BMS shall be responsible for coordinating same, and shall use commercially reasonable efforts to effect such revision. DURA will reimburse BMS for any reasonable costs and expenses incurred by BMS in using commercially reasonable efforts to effect such revision.

     4.12 NO AMENDMENTS WITHOUT CONSENT. BMS agrees not to amend the Abbott License Agreement, the Baxter Supply Agreement, the Fujisawa License Agreement or the Takeda License Agreement in any manner that would materially and adversely affect the rights of Dura within the Territory under this Agreement or a Related Agreement, without the prior written consent of DURA
(not to be unreasonably withheld).   The foregoing shall not apply to such
changes, if any, that BMS and the party to such other agreement may be required to make in order to comply with applicable law or the labeling for a given Product.

5.   JOINT COMMITTEES.

     5.1  SALES/MARKETING COMMITTEE.

          5.1.1 A marketing committee for each Product will be established promptly by BMS and DURA after execution of this Agreement (such committee being referred to herein as the "SALES/MARKETING COMMITTEE"). The principal purpose of the Sales/Marketing Committee shall be to create a forum for enabling the Parties to coordinate, as appropriate, their respective marketing strategies in an effort to maximize global sales of the Products. In furtherance of such goal, each Party will consider in good faith (but without any obligation to agree or participate), where appropriate and upon presentation by the other Party, coordination and/or support of specific marketing initiatives (such as the development of joint promotional programs) by either or both Parties to build and maximize the global market for each Product. Any sharing of costs or dedication of personnel to such coordinated efforts shall require the unanimous written approval of all members of the Sales/Marketing Committee, and any proposal made by a Party that would result in costs incurred by the other Party shall be subject to prior written approval of all members appointed by the other Party to the Sales/Marketing Committee.

          The Sales/Marketing Committee shall also be a forum for (i) discussing revisions to, and the preparation of any new, materials directly related to each Product that are to be used to train the Party's respective sales forces; (ii) discussion of symposia, seminars and other professional relations events of specific interest to customers; (iii) discussion of the design and implementation of programs to encourage and improve cooperation between BMS and DURA with respect to maximizing sales of the Product; and
(iv) performing such duties as are assigned to it under the Interim Services Agreement..

          5.1.2     The Sales/Marketing Committee shall be composed of six
(6) persons, with DURA and BMS each being entitled to designate three (3) individuals. The initial members shall be designated by each Party in writing promptly following execution of this Agreement. Each Party may change its designated members at any time upon advance written notice to the other Party (for BMS, notice must be sent to its Vice President, Infectious Diseases

Marketing; for DURA, notices must be sent to its Vice President, Marketing, of any substitution of a member.

          5.1.3 The Sales/Marketing Committee shall meet not less than once in each Agreement Quarter during the Term or as otherwise agreed by the Parties in the writing, at such locations as are designated by each Party alternatingly. Each Party shall bear the costs and expenses of its designated members that are incurred in connection with the Sales/Marketing Committee meetings.

     5.2  CLINICAL TRIALS COMMITTEE.

          5.2.1 A clinical trials committee for the Products will be established promptly by BMS and DURA after execution of this Agreement (such committee being referred to herein as the "CLINICAL TRIALS COMMITTEE"). Subject to each of Sections 5.2.2 through 5.2.6 below, the principal purpose of the Clinical Trials Committee shall be to create a forum for enabling the Parties to coordinate, as appropriate, Phase I through V clinical trial strategies in an effort to obtain approvals for the broadest and/or most commercially important indications for each Product throughout the world and to review and share results and data that may be obtained by each Party in clinical trials sponsored by it for the Products throughout the world. In furtherance of such goal, each Party will consider in good faith (but without any obligation to agree or participate), where appropriate and upon presentation by the other Party, coordination and/or support of specific Phase I through V clinical trial initiatives by either or both Parties; provided, that any sharing of costs for, or dedication of personnel to, any joint efforts shall require the unanimous written approval of all members of the Clinical Trials Committee, and any proposal made by a Party that would result in costs incurred by the other Party shall be subject to prior written approval of all members appointed by the other Party to the Clinical Trials Committee.

               The Clinical Trials Committee shall be composed of four (4) persons, with DURA and BMS each being entitled to designate two (2) individuals. The initial members shall be designated by each Party in writing promptly following execution of this Agreement. Each Party may change its designated members at any time upon advance written notice to the other Party (for BMS, notice must be sent to its Vice President, Infectious Diseases - Clinical; for DURA, notices must be sent to its Senior Vice President, Clinical Development and Regulatory Affairs, of any substitution of a member.

               The Clinical Trials Committee shall meet not less than once in each Agreement Quarter during the Term or as otherwise agreed by the Parties in the writing, at such locations as are designated by each Party alternatingly. Each Party shall bear the costs and expenses of its designated members that are incurred in connection with the Clinical Trials Committee meetings.

          5.2.2 BMS shall be responsible for performing and completing at its expense all Phase I through V clinical trials in the Territory that are ongoing as of the Effective Date, and shall provide to DURA any results obtained by BMS therefrom during the applicable Term for a Product at the same time as such results are made available to BMS' senior management (it being understood that, except as provided in Section 5.2.8 below, DURA shall not have access to the database from any such studies and, with respect to clinical trials for the Products sponsored by BMS that are included in the NDA for a given Product, copies of the Application Summary for such new studies for such Product only shall be provided from the NDA). A list of all ongoing studies within the Territory that are being conducted by BMS as of the Effective Date will be provided to DURA within 30 days after the Effective Date. Except as may be expressly set forth in the Interim Services Agreement, DURA shall be solely responsible, at DURA's expense, for symposiums/speaker programs pertaining to, and for working with the investigators/opinion leaders to publish the results of, any such studies after the Effective Date. Any clinical trials to be conducted within the Territory that are currently planned but which have not yet begun to enroll subjects shall require DURA's prior written consent for enrollment to commence, and any such studies for which such enrollment is approved by DURA shall be conducted by BMS at DURA's expense.

          5.2.3 BMS shall be entitled to conduct any Phase I through V clinical trials with respect to the Products outside the Territory, at BMS' sole expense, as BMS may determine, sponsor, and structure in its sole and absolute discretion. BMS shall not initiate any Phase I through V clinical trials or studies within the Territory after the Effective Date except with DURA's prior written consent (not to be unreasonably withheld). BMS will consult with DURA with respect to any Phase I-III studies that BMS may wish to initiate after the Effective Date and conduct outside the Territory through meetings of the Clinical Trials Committee. BMS shall provide to DURA the results obtained by BMS during the applicable Term for a Product from any such Phase I through V studies initiated by BMS after the Effective Date at the same time as such results are made available to BMS' senior management (it being understood that, except as provided in Section 5.2.8 below, DURA shall not have access to the database from any such studies and, with respect to clinical trials for the Products sponsored by BMS that are included in the NDA for a given Product, copies of the Application Summary for such new studies for such Product only shall be provided from the NDA).

               DURA shall be entitled to use all results obtained by BMS in any such Phase IV or V clinical trials that are sponsored by BMS for any appropriate advertising or promotional purpose within the Territory, without restriction and without payment to BMS; PROVIDED, that DURA shall remain solely responsible for the use of such results in promoting and advertising the Products in the Territory in compliance with, and shall be solely responsible and liable for any failure to so comply in the use thereof with, applicable law and the applicable labeling and Product Registrations.

          5.2.4 DURA shall not be entitled to conduct any Phase I through V clinical trials with respect to the Products within the Territory, except where it shall have obtained the prior written consent of BMS (which shall not be unreasonably withheld by BMS with respect to Phase IV and Phase V studies that DURA proposes to conduct within the Territory) as to the Study Protocol (and as to any amendments or supplements thereto), any Investigator's brochure, the investigators to be used for the conduct of the Study, and any compensation or cost reimbursement to be provided to BMS in connection therewith. As between BMS and DURA, DURA shall be solely responsible and liable for the conduct and cost of any such Phase I through V clinical trials conducted and/or sponsored by DURA that are approved by BMS (including without limitation for all payments to be made to any clinical sites/investigators with respect to such studies, and for all injuries, including death, suffered by, and for all damages payable to, any patient in any such studies, except to the extent that the same may be the responsibility of BMS as set forth in Articles 6, 7 and/or 8 of the Supply Agreement with respect to the Product supplied by BMS). DURA shall provide the results, any case report forms, any analyses, and the database obtained from any such Phase I through V studies to BMS at the same time as the same are made available to DURA's senior management. BMS shall be entitled to use, and to permit others to use, all such results, case report forms, analyses, and data for any appropriate advertising or promotional purpose outside the Territory and for any regulatory filing purpose (including seeking approvals for new indications for the Product) within or outside the Territory, without restriction and without compensation to DURA; PROVIDED, that BMS shall remain solely responsible for the use of such results in promoting and advertising the Products outside the Territory in compliance with, and shall be solely responsible and liable for any failure to so comply in the use thereof with, applicable law and the applicable labeling and Product Registrations.

          5.2.5 BMS shall have sole and absolute discretion in determining whether to use any data obtained by DURA or by BMS from clinical trials sponsored by either in filings with regulatory authorities in any country within or outside the Territory. Subject to Section 5.2.4, BMS will give good faith consideration to any request by DURA to file for additional indications for any Product in the Territory where appropriate data to support such filing is available; PROVIDED that DURA shall be responsible for all out-of-pocket costs incurred by BMS in preparing and making any such filings agreed to by BMS within the Territory.

          5.2.6 In the event that any governmental authority in the Territory having jurisdiction over the Product Registrations requires additional clinical study(ies) to be performed on a Product, BMS shall be sponsor and be responsible for the conduct of such study(ies), and the Parties shall evenly bear the out-of-pocket costs of such studies. In such event DURA and BMS will meet to review the reasons for such governmental requirement and will confer on the best methods of complying with the request.

          5.2.7 BMS maintains a database of Phase I-V studies for the Products called the SENTRY database. Except as BMS and DURA may otherwise agree to in writing, BMS shall be responsible, at its sole discretion, for maintaining and updating the SENTRY database from time to time hereafter as BMS may determine, it being understood that BMS shall not be obligated, expressly or impliedly, to so maintain and update such database (BMS will give DURA three months notice of any decision by BMS to cease maintenance or update of such database, in which event BMS agrees to discuss with DURA, at DURA's request, the transfer of such obligations to DURA). BMS shall bear
the cost of any such maintenance and updates.   BMS will provide DURA with
access to BMS' SENTRY database so that DURA may use same to develop, at DURA's expense, promotional and advertising materials and to conduct symposia and speaker programs in accordance with the terms of this Agreement and with applicable law. Such SENTRY database, and all intellectual property rights pertaining thereto, shall remain the exclusive property of BMS.

          5.2.8 BMS agrees to provide DURA with reasonable and appropriate access to its clinical studies database for each Product to the extent necessary for DURA to fulfill the Medical Information Services obligations assumed by DURA pursuant to Section 6.2.

6. ADVERSE REACTION REPORTING AND PRODUCT COMPLAINTS; MEDICAL INFORMATION SERVICES; PRODUCT RETURNS; COMPLIANCE WITH LAW; COMPLIANCE AUDITS.

     6.1 ADVERSE REACTION REPORTING; PRODUCT COMPLAINTS. DURA and BMS have jointly developed written procedures for the reporting of adverse drug experiences, as set forth on EXHIBIT 6.1. DURA and BMS shall each comply with the provisions thereof.

     6.2 MEDICAL INFORMATION SERVICES. DURA and BMS have jointly developed written procedures for the administration of and response to medical inquiries concerning the Products by consumers, physicians, pharmacists and other health care professionals, as set forth in EXHIBIT 6.2. DURA and BMS shall each comply with the provisions thereof.

     6.3 PRODUCT RETURNS. DURA shall be responsible for all chargebacks and returns of Products (and the financial impact thereof) sold on or after the Effective Date, and BMS shall be responsible for all chargebacks and returns of Products (and the financial impact thereof) sold prior to the Effective Date in accordance with BMS' customary practices therefor; PROVIDED, however, that if the Parties are unable to determine whether a particular Product was sold before or after the date of this Agreement, then with respect to any such Product, the Parties shall abide by the procedures and responsibilities as set forth in the Interim Services Agreement. DURA shall be solely responsible for the processing and disposal of all returned or rejected Product for which it is financially responsible as provided in this Section 6.3.

     6.4 PRODUCT RECALL. In the event that DURA obtains information that a Product or any portion thereof should be alleged or proven not to meet the Specifications, the labeling, or the Product Registration for such Product in the Territory, DURA shall notify BMS immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such
matter.   BMS and Dura shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall or field correction of any Products. In the event (a) any applicable regulatory authority of a state or country in the Territory should issue a request, directive or order that a Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) BMS determines that any Product already in interstate commerce in the Territory presents a risk of injury or gross deception or is otherwise defective and that recall of such Product is appropriate (a "RECALL"), each Party shall give telephonic notice (to be confirmed in writing) to the other within twenty-four (24) hours of the receipt of any event. BMS shall have sole responsibility for determining all corrective action to be taken and for carrying out the Recall. DURA will provide full cooperation and assistance to BMS in connection therewith as may be requested by BMS. BMS shall be responsible for all expenses of effecting any such Recall (including any out-of-pocket expenses incurred by DURA in connection with such cooperation), except (i) to the extent such Recall is attributable to any negligence on the part of DURA or any material breach by DURA of its obligations under this Agreement or any other agreement then in force and effect between DURA and BMS, in which event DURA will reimburse BMS for its reasonable costs and expenses incurred that are so attributable to such actions by DURA or (ii) where the Product was manufactured by or for DURA (other than by BMS), in which event DURA will reimburse BMS for its reasonable costs and expenses incurred in effecting such Recall. Credits to DURA's customers for any recalls or withdrawals that are required by reason of BMS' failure to manufacture a Product in accordance with its warranty set forth in Section
5.2.1 of the Supply Agreement shall be borne solely by BMS; credits to DURA's customers for any other recalls or withdrawals shall be the solely the responsibility of DURA.

     6.5 COMPLIANCE WITH LAW. Each Party shall use commercially reasonable efforts to maintain in full force and effect all necessary licenses, permits and other authorizations required by law to carry out its duties and obligations under this Agreement. Each Party shall comply with all laws, ordinances, rules and regulations (collectively, "LAWS") applicable to its activities under this Agreement and any Related Agreement, including without limitation, any requirements of any product license applicable to the Products in the Territory; PROVIDED, that DURA shall be solely responsible for compliance with those Laws pertaining to the activities conducted by it hereunder and any Related Agreement (including, without limitation, those Laws that apply to documentation and records retention pertaining to the distribution and use of Products within the Territory), notwithstanding that FDA may, as a matter of law, be entitled to hold BMS accountable or responsible (whether primarily or secondarily) for failure of DURA to comply with such Laws. Records retention schedules by DURA shall be subject to BMS' prior written approval (not to be unreasonably withheld). Without limiting the generality of the foregoing, Dura shall not promote the Products for any indications not contained in the approved NDAs or in any manner in conflict with the approved labeling and all applicable Laws. DURA shall store and distribute the Products and trade forms in compliance with all applicable Laws, including, without limitation, applicable guidelines and policies of the PDMA. BMS and DURA each shall keep all records and reports required to be kept by applicable laws and regulations. The Parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws. Each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under applicable Laws to applicable regulatory authorities. Except for such amounts as are expressly required to be paid by a Party to the other under this Agreement or any Related Agreement, each Party shall be solely responsible for any costs incurred by it to comply with its obligations under applicable Laws.

     6.6 REASONABLE COOPERATION. BMS and DURA each hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons and other Persons (including, without limitation, all NDA notifications to the FDA identifying DURA as a distributor of the Products); PROVIDED, that no Party shall be required to (i) pay money (other than as expressly required pursuant to this Agreement or a Related Agreement), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement or any Related Agreement.

     6.7  COMPLIANCE AUDITS.

          6.7.1 From time to time as BMS may elect during the applicable Term for a given Product, during normal business hours and upon reasonable notice from BMS (but not less than 10 days notice), DURA shall permit duly authorized representatives of BMS to review and inspect the premises, facilities, Product inventory, records and documentation maintained by DURA for the purpose of determining compliance by DURA with its obligations under this Agreement and any Related Agreement.

          6.7.2 From time to time as DURA may elect during the applicable Term for a given Product, during normal business hours and upon reasonable advance notice from DURA (but not less than 10 days notice), BMS shall permit duly authorized representatives of DURA to inspect, on the premises of BMS where such records and inventory are kept, finished Product inventory and BMS' quality control records relating to the storage of the finished Products to ensure compliance with quality control standards and the labeling for each such Product and with applicable terms of this Agreement pertaining to the use of the Trademarks; PROVIDED, that nothing in the foregoing shall allow or be construed to allow DURA to have access to any Manufacturing Know-How of BMS or any records containing or pertaining to same.

7. PRICING; REVENUE RECOGNITION; BEST PRICE ISSUES; CONDUCT OF BUSINESS BY BMS AFTER EXECUTION DATE.

     7.1  PRICING; BEST PRICE ADJUSTMENT.

          7.1.1 From and after the Effective Date and subject to Section 7.1.2, DURA shall have the sole authority to determine the price of a Product sold by it during the applicable Term for such Product, including price increases or decreases and the timing thereof as determined by DURA. DURA will use commercially reasonable efforts to provide reasonable advance notice to BMS prior to implementing any price change, but such consultation shall not restrict or limit DURA's sole authority and discretion to implement changes.

          7.1.2 In the event that the price, discount or other terms of sale charged or applied by DURA for any Product sold by it after the Effective Date should create a refund, rebate or other payment obligation on the part of BMS or any of its Affiliates to a Third Party under any contract for such Product entered into by BMS with such Third Party prior to the Effective Date (e.g., under best price provisions applicable to Medicaid contracts entered into by BMS) beyond and in addition to that which BMS would have been obligated to refund, rebate or reimburse using the prices charged by BMS and without regard to the price, discount or other terms of sale charged or applied by DURA, DURA shall repay to BMS such additional amount required to be paid or paid by BMS within 30 days after receipt of written notice from BMS with respect to same and of a reasonably detailed calculation of how such amount was determined.

          7.1.3 BMS shall keep for three (3) years from the date of each payment by DURA to BMS under Section 7.1.2 complete and accurate records of sales and all other information necessary to accurately calculate such payment. DURA shall have the right through its representatives or an independent, certified public accountant to audit such records at the place or places of business where such records are customarily kept in order to verify the accuracy of same. Such audits may be exercised once per year during normal business hours upon fifteen (15) days' advance written notice to BMS. DURA shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) from the amount due, in which event, BMS shall bear the full cost of such audit. DURA may not disclose confidential information concerning such payment and reports, any contract information upon which such payments are determined, and all other information learned in the course of any audit or inspection, except to the extent necessary for DURA to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. Any amounts that are determined to be due and owing by BMS to DURA or by DURA to BMS following such audit shall be paid within ten (10) business days thereafter, together with any interest due thereon (as determined in accordance with Section 8.3.4) for amounts owing by BMS to DURA only. Any non-employee representatives of DURA shall execute an appropriate confidentiality agreement reasonably acceptable to BMS.

     7.2 REVENUE RECOGNITION. From and after the Effective Date, except as may be otherwise set forth in the Interim Services Agreement, DURA will book all sales of each Product made by it, with all sales to be made pursuant to a contract between DURA and the customer. Except as may be otherwise set forth in the Interim Services Agreement, from and after the Effective Date DURA shall have the sole responsibility, at its cost and expense, for shipping (except as provided in the Baxter Supply Agreement) and distribution of each Product to its customers, for warehousing, for the invoicing and billing of purchasers of the Product, for order confirmation (if any) in accordance with DURA's customary practices, and for the collection of receivables resulting from sales of the Product.

     7.3 CONDUCT OF BUSINESS BY BMS AFTER THE EXECUTION DATE THROUGH EFFECTIVE DATE. From and after the Execution Date through the end of the business day immediately preceding the Effective Date (the "INTERIM PERIOD"):

          7.3.1 BMS shall conduct its business pertaining to the Products in the ordinary course conducted by it prior to the Execution Date; and

          7.3.2 BMS will book all sales of each Product made by it during the Interim Period, with all sales to be made pursuant to a contract between BMS and the customer. BMS shall have the sole responsibility, at its cost and expense, for shipping and distribution of a Product to its customers, for warehousing, for the invoicing and billing of purchasers of the Product, for order confirmation (if any) in accordance with BMS's customary practices, and for the collection of receivables resulting from sales of the Product.

8.   FEES AND OTHER PAYMENTS

     8.1  FEES.  DURA shall pay to BMS the following sums:

          8.1.1 Sixty Million Dollars (US$60,000,000) on or before December 31, 1998. This payment shall be non-refundable, and shall not be creditable against any future payments of any character made by DURA under this Agreement.

          8.1.2 Except as provided in Section 8.1.3, Seventy Million Dollars (US$70,000,000) on December

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

31, 2003. Except as provided in Section 8.1.3, this payment shall be non-refundable, and shall not be creditable against any prior or future payments of any character made by DURA under this Agreement.

          8.1.3 In the event that BMS terminates this Agreement as to a given Product pursuant to Section 13.4.2, and such termination is made by BMS voluntarily and not in response to a request by FDA to initiate action and/or in reasonable anticipation of an action or a request by FDA that would require or result in such an action by BMS to withdraw such Product from the market, then, the Parties agree that if such decision is made by BMS prior to the expiration of the applicable Term for such Product, then BMS shall repay to DURA (or, where the payment required by Section 8.1.2 has not yet been made, then DURA shall be entitled to deduct from such payment to be made) such amount as determined in accordance with the Schedule attached as EXHIBIT
8.1.3 hereto.

          8.1.4 DURA shall pay to BMS the sum of One Million Dollars ($1,000,000) on each of March 31, 1999, June 30, 1999, September 30, 1999 and
December 31, 1999; PROVIDED, that if DURA loses marketing exclusivity for the Products in the Territory at any time during 1999, DURA shall not be required to make the remaining payments that would otherwise be made in 1999 under this Section 8.1.4.

     8.2  OTHER PAYMENTS.   DURA shall make the following additional payments
("Other Payments") to BMS, as follows:

          -    * of Net Sales of all Products for calendar year 1999;
          -    * of Net Sales of all Products for calendar year 2000;
          -    * of Net Sales of all Products for calendar year 2001;
          -    * of Net Sales of all Products for calendar year 2002;
          -    * of Net Sales of all Products for calendar year 2003.

Upon payment by DURA of all amounts due by it under Sections 7.1.2, 8.1 and 8.2, DURA shall have a fully paid-up license to use the rights granted to it hereunder for the remainder of each of the Azactam-Registered Trademark- Term and the Maxipime-Registered Trademark- Term, as applicable, subject to Sections
4.7 and 5.2 hereof, as applicable.

     8.3  PAYMENT; RECORDS; AUDITS; TAXES

          8.3.1 PAYMENT; REPORTS. All Other Payments due under this Agreement shall be calculated and paid in U.S. dollars within 60 days of the end of each calendar quarter (or particular quarter) during the Term hereof, unless otherwise specifically provided herein. Each payment of Other Payments shall be accompanied by a report of Net Sales of each Product in sufficient detail to permit confirmation of the accuracy of the Other Payment made. DURA shall report such information concerning such Net Sales with at least as much information as set forth in the template attached as Exhibit 8.3.1 hereto.

          8.3.2 MANNER AND PLACE OF PAYMENT. All payments owed under Sections 8.1 and 8.2 of this

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed with the Secretary of the Commission without the Mark pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Agreement shall be made by wire transfer to an account specified by BMS.

          8.3.3 RECORDS. DURA shall keep for three (3) years from the date of each payment of any Other Payment hereunder complete and accurate records of sales and all other information necessary to accurately calculate the Net Sales of each Product used in determining such payment. BMS shall have the right through its representatives or an independent, certified public accountant to audit such records at the place or places of business where such records are customarily kept in order to verify the accuracy of the reports of Net Sales and Other Payments made for the preceding three years. Such audits may be exercised once per year during normal business hours upon fifteen (15) days' advance written notice to DURA. BMS shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) from the amount of the Other Payments due under this Agreement, in which event, DURA shall bear the full cost of such audit. BMS may not disclose confidential information concerning such payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for BMS to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. Any amounts that are determined to be due and owing by DURA to BMS or by BMS to DURA following such audit shall be paid within ten (10) business days thereafter, together with any interest due thereon (as determined in accordance Section 8.3.4) for amounts owing by DURA to BMS only. Any non-employee representatives of BMS shall execute an appropriate confidentiality agreement reasonably acceptable to DURA.

          8.3.4 LATE PAYMENTS. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of twelve percent (12%) per annum; PROVIDED, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

          8.3.5 TAXES. All turnover, income and other taxes levied on account of any Other Payments and other payments made or accruing to BMS under this Agreement shall be paid by BMS.

          8.3.6     SALES FORECAST.   DURA will provide to BMS at the
beginning of each calendar quarter beginning with the Effective Date and ending September 30, 2003, with its good faith forecast of its sales for each Product by SKU# for each of the immediately following four calendar quarters (but in any event not beyond the quarter ending December 31, 2003.

9.   REPRESENTATIONS AND WARRANTIES.

     9.1 REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES. Except as may be set forth in EXHIBIT 9.1, each Party hereby represents and warrants that, as of the Execution Date:

          9.1.1 GOOD STANDING. Such Party is duly organized, validly existing and in good standing under the laws of the state of its incorporation, is duly qualified to transact the business in which it is engaged in each jurisdiction where failure to be so qualified would have a material adverse effect upon its business as currently conducted, and has full corporate power and authority to enter into this Agreement and the Related Agreements and to carry out the provisions of this Agreement and the Related Agreements.

          9.1.2 POWER AND AUTHORITY. Such Party has the requisite power and authority and the legal right to own and operate its property and assets, to license and lease the property and assets it operates or uses under lease or license, and to carry on its business as it is now being conducted. Such Party has the requisite power and authority and the legal right to enter into this Agreement and the Related Agreements, and to perform its obligations hereunder and thereunder, and has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the Related Agreements and the performance of its obligations hereunder and thereunder. All persons who have executed this Agreement or a Related Agreement on behalf of such Party, or who will execute on behalf of such Party any agreement or instrument contemplated hereby or thereby, have been duly authorized to do so by all necessary corporate action.

          9.1.3 BINDING OBLIGATION. This Agreement and the Related Agreements have been duly executed and delivered on its behalf and (assuming the due execution and delivery hereof and thereof by the other Party) each such agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court or arbitrator before which any proceeding therefor may be brought.

     9.2  REPRESENTATIONS AND WARRANTIES OF BMS.  Except as set forth in
EXHIBIT 9.2, BMS hereby represents and warrants to DURA that:

          9.2.1 NO VIOLATION OF INSTRUMENTS OR CONTRACTS. The execution and the delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not:
(i) violate the Certificate of Incorporation or By-Laws of any of the BMS Entities; (ii) to the knowledge of BMS, materially conflict with or result in a material breach of any of the material terms, conditions or provisions of, or constitute an express event of default under, any material instrument, agreement, mortgage, judgment, order, award, or decree specifically relating to the Business to which any BMS Entity is a party or by which it is bound and which would have a material adverse effect upon the conduct of the Business as currently conducted by such BMS Entity (it being understood that certain contracts pertaining to the sale of Products to Third Parties may require the consent of such Third Party for assignment of same to DURA),
(iii) to the knowledge of BMS, require the affirmative approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or of any creditor of any of the BMS Entities, or (iv) to the knowledge of BMS, give any Third Party the right under any material instrument, agreement, mortgage, judgment, order, award or decree specifically relating to the Business the right to terminate, modify or otherwise change the rights or obligations of any of the BMS Entities under such material instrument, agreement, mortgage, judgment, order, award or decree, the effect of which would be materially adverse to the conduct of the Business as currently conducted by such BMS Entity, or (v) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any contract that is material to the conduct of the Business and to which any BMS Entity is a party or to which it is subject or bound, except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on such BMS Entity's ability to perform its obligations under this Agreement or any Related Agreement.

          9.2.2 COMPLIANCE WITH LAW. Each BMS Entity is in compliance with all requirements of applicable law within the Territory, except to the extent that any noncompliance would not have a material adverse effect on the conduct of the Business as currently conducted by such BMS Entity and would not materially and adversely affect BMS's ability to perform its obligations under this Agreement or any Related Agreement.

          9.2.3 LITIGATION AND CLAIMS. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or, to the knowledge of BMS, governmental investigation pending or threatened in writing within the Territory relating to the Business (it being understood that this sentence does not relate in any way to the subject matter of Sections 9.2.5 and 9.2.6 of this Agreement), which, if adversely determined, would have a material adverse effect upon BMS' ability to perform its obligations under this Agreement or any Related Agreement. None of the BMS Entities is in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree relating to the Business or to the Trademarks, which violation or default would materially and adversely affect the Business; nor is any of the BMS Entities required to take any action outside of the ordinary course of business in order to avoid such violation or default.

          9.2.4 NDAS. BMS has furnished DURA with access to a complete copy of each of the NDAs, including all material amendments and supplements thereto, relating to the Products in the Territory, other than information contained in the CMC section of each NDA. BMS is the lawful holder of all rights under each of the NDAs. BMS has complied in all material respects with all applicable laws and regulations in connection with the preparation and submission to the FDA of each of the NDAs, and each of the NDAs has been approved by, and nothing has come to the attention of BMS in writing which has, or reasonably should have, led BMS to believe that any of the NDAs are not in good standing with, the FDA. To its knowledge, BMS has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each NDA which are material to the conduct of the Business as currently conducted by BMS. There is no pending FDA proceeding, or to the knowledge of BMS any action threatened in writing by the FDA, which, if adversely determined, would have a material adverse effect on the conduct of the Business as currently conducted.

          9.2.5     TRADEMARKS.

               9.2.5.1 It is the owner of all of the issued Trademark registrations listed in Exhibit 1.1A, and has the exclusive right to grant licenses therefor within the Territory in accordance with the terms of this Agreement. BMS has not entered into any agreement with any Third Party that prohibits BMS from licensing the Trademarks to DURA in accordance with this Agreement.

               9.2.5.2 The Trademarks are in full force and effect and have been maintained to date in the Territory.

               9.2.5.3 To the knowledge of BMS, none of the Trademarks infringes upon any trademark or other proprietary rights of any other Third Party in the Territory. There is no action, suit or proceeding pending or, to the knowledge of BMS, that has been threatened in writing by any Third Party in the Territory against BMS which, if adversely determined, would have a material adverse effect upon the ability of BMS to use the Trademarks in connection with the marketing or sale of the Products in the Territory as currently conducted by BMS.

          9.2.6     PATENTS.

               9.2.6.1 All patents owned or controlled by any BMS Entity pertaining to the composition of matter or use of any Product in the Territory ("BMS Patents") are in full force and effect and have been maintained to date. BMS has not entered into any agreement with any Third Party under which BMS has licensed to such Third Party within the Territory any rights under such BMS Patents to use or sell any Product, other than as set forth in the Baxter Supply Agreement.

               9.2.6.2 BMS has not received any written notice of any claim that the manufacture, use or sale of any Product infringes any patent rights of any Third Party in the Territory.

               9.2.6.3 There is no action, suit or proceeding pending or, to the knowledge of BMS, that has been threatened in writing by any Third Party against BMS in the Territory which, if adversely determined, would have a material adverse effect upon the ability of BMS to use the BMS Patents in connection with the manufacture, use or sale of the Products in the Territory as currently conducted by BMS.

          9.2.7 NO BROKER FEES. BMS has not incurred any liability or obligation to any broker, finder, or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement which may be directly or indirectly asserted against DURA.

     9.3  REPRESENTATIONS AND WARRANTIES OF DURA.  Except as set forth in
EXHIBIT 9.3, DURA hereby represents
and warrants to BMS that:

          9.3.1 NO VIOLATION OF INSTRUMENTS OR CONTRACTS. The execution and the delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not:
(i) violate the Certificate of Incorporation or By-Laws of DURA; (ii) to the knowledge of DURA, materially conflict with or result in a material breach of any of the material terms, conditions or provisions of, or constitute an express event of default under, any material instrument, agreement, mortgage, judgment, order, award, or decree to which DURA is a party or by which it is bound and that would have a material adverse effect upon DURA's ability to perform its obligations under this Agreement or any Related Agreement, (iii) to the knowledge of DURA, require the affirmative approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or of any creditor of DURA or any of its Affiliates, or
(iv) to the knowledge of DURA, give any Third Party the right under any material instrument, agreement, mortgage, judgment, order, award or decree the right to terminate, modify or otherwise change the rights or obligations of DURA or any of its Affiliates under such material instrument, agreement, mortgage, judgment, order, award or decree, which would have a material adverse effect upon DURA's ability to perform its obligations under this Agreement or any Related Agreement, or (v) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any contract to which DURA or any of its Affiliates is a party or to which it is subject or bound, except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on DURA's ability to perform its obligations under this Agreement or any Related Agreement.

          9.3.2 COMPLIANCE WITH LAW. DURA and its Affiliates are in compliance with all requirements of applicable law within the Territory, except to the extent that any noncompliance would not have a material adverse affect upon its ability to perform its obligations under this Agreement or any Related Agreement.

          9.3.3 LITIGATION AND CLAIMS. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or, to the knowledge of DURA, governmental investigation pending or threatened in writing within the Territory against DURA or any of its Affiliates where an adverse outcome would have a material adverse affect upon DURA's ability to perform its obligations under this Agreement or any Related Agreement. DURA and its Affiliates are not in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree, which violation or default would have a material adverse affect upon DURA's ability to perform its obligations under this Agreement or any Related Agreement; nor is DURA or any of its Affiliates required to take any action outside of the ordinary course of business in order to avoid such violation or default.

          9.3.4 NO BROKER FEES. DURA has not incurred any liability or obligation to any broker, finder, or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement which may be directly or indirectly asserted against BMS.

     9.4 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OF ANY PRODUCT.

     9.5 NO RELIANCE BY THIRD PARTIES. The representations and warranties of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.

10.  INDEMNIFICATION AND INSURANCE.

     10.1 BMS INDEMNITY. BMS shall defend, indemnify and hold DURA, its Affiliates, and its and their employees, agents, officers, and directors (a "DURA PARTY") harmless from and against any and all losses, liabilities, damages, fees (including, until such time as BMS has notified DURA in writing that it will assume control of a given DURA Claim, reasonable attorneys fees and costs of litigation pertaining to such DURA Claim), and expenses paid or payable by a DURA Party to a Third Party and that result from or arise in connection with a claim, suit or other proceeding made or brought by such Third Party (a "DURA CLAIM") against a DURA Party based on (i) the breach of any obligation, covenant, agreement, representation or warranty of BMS contained in this Agreement, or (ii) any Third Party litigation, arbitration, claim, governmental or other proceeding (formal or informal) or investigation arising out of or based upon the conduct of the Business by BMS or its Affiliates, including without limitation any sale by or through BMS or any of its Affiliates, and any use of any Product (including without limitation Claims based on or relating to product liability), prior to the Effective Date, or (iii) any sale of a Product by BMS or any of its Affiliates outside the Territory, and any use outside the Territory of any such Product that was sold by BMS or any of its Affiliates outside the Territory (including without limitation Claims based on or relating to product liability), whether sold by BMS or its Affiliates prior to or following the Effective Date; or (iv) infringement of a Third Party's patent rights or trademarks by reason of the purchase of a Product by DURA under the Supply Agreement (and which was manufactured by or for BMS) and/or its sale by DURA in accordance with the provisions of this Agreement (other than infringement of Third Party patent rights or trademarks by reason of the manufacture, use or sale of plastic containers, vials, or other components for any Azactam-Registered Trademark-Product used or provided by Baxter under the Baxter Supply Agreement and the manufacture, use or sale of the Abbott fluid containers or vials for any Maxipime-Registered Trademark- Product pursuant to the rights granted under the Abbott License Agreement and other than infringement of a Third Party's trademark based on the use of a Trademark assigned by BMS to DURA pursuant to
Section 2.2.1); PROVIDED, however, that BMS shall not be obligated to indemnify a DURA Party under (i), (ii), (iii) or (iv) above for any loss, liability, damages, fees or expenses incurred by such DURA Party to the extent attributable to a breach by DURA of any obligation, covenant, agreement, representation or warranty of DURA contained in this Agreement or any Related Agreement, to any act or omission constituting negligence, recklessness, gross negligence, or wilful misconduct on the part of DURA or a DURA Party, and/or to any failure of DURA to identify a Product defect or nonconformity with Specifications known or that should reasonably have been known to DURA prior to the use of such Product by a Third Party.

     10.2 DURA INDEMNITY. DURA shall defend, indemnify and hold BMS, its Affiliates, and its and their employees, agents, officers, and directors (a "BMS PARTY") harmless from and against any and all losses, liabilities, damages, fees (including, until such time as DURA has notified BMS in writing that it will assume control of a given Claim, attorneys fees and costs of litigation pertaining to such Claim), and expenses paid or payable by a BMS Party to a Third Party (including without limitation payments that BMS may be required to make to its licensors of any rights pertaining to any Product (including without limitation Fujisawa, Abbott, and Takeda) and suppliers of any components of any Product (including without limitation, Baxter)) that result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party ("BMS CLAIM") against a BMS Party resulting from or arising in connection with (i) the breach by DURA of any obligation, covenant, agreement, representation or warranty of DURA contained in this Agreement; (ii) the conduct of the Business by DURA and its Affiliates in the Territory after the Effective Date, including without limitation any sale by or through DURA or any of its Affiliates, and any use of any Product (including without limitation Claims based on or relating to product liability), after the Effective Date; and/or (iii) infringement of a Third Party's trademarks by reason of the use of "DURA" or any variant thereof on the labeling for a Product or in any materials used in promoting or advertising a Product or the use of a Trademark following the assignment of such Trademark to DURA in accordance with Section 2.2.1; PROVIDED, however, that DURA shall not be obligated to indemnify a BMS Party for any loss, liability, damages, fees or expenses incurred by such BMS Party to the extent attributable to a breach by BMS of any obligation, covenant, agreement, representation or warranty of BMS contained in this Agreement or any Related Agreement, or to any act or omission constituting negligence, recklessness, gross negligence, or wilful misconduct on the part of BMS or a BMS Party.

     10.3 CONTROL OF PROCEEDINGS. To receive the benefits of the indemnity under Sections 10.1 or 10.2, as applicable, an indemnified Party must (i) give the indemnifying Party written notice of any Claim or potential Claim promptly after the indemnified Party receives notice of any such Claim; (ii) allow the indemnifying Party to assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified Party under this Section 10.3 with respect to a given Claim); PROVIDED THAT the controlling Party may not settle such Claim in any manner that would require payment by the other Party, or would materially adversely affect the rights granted to the other Party hereunder, or would materially conflict with the terms of this Agreement, without first obtaining the other Party's prior written consent; and (iii) so long as such cooperation does not vitiate any legal privilege to which it is entitled, reasonably cooperate with the indemnifying Party in its defense of the Claim (including, without limitation, making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony). If the indemnifying Party defends the claim, an indemnified Party may participate in, but not control, the defense of such Claim using attorneys of its/his/her choice and at its/his/her sole cost and expense. An indemnifying Party shall have no obligation or liability under this Article 10 as to any Claim for which settlement or compromise of such claim or an offer of settlement or compromise of such Claim is made by an indemnified Party without the prior written consent of the indemnifying Party.

          If the Party entitled to control the defense of such Claim notifies the other in writing that it will not defend the other Party against such Claim asserted against the other Party, or if the Party entitled to control the defense of such Claim fails to defend or take other reasonable, timely action, in response to such Claim asserted against the other Party, the other Party shall have the right, but not the obligation, to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim; provided, however, that the other Party shall not have the right to settle such Claim in a manner that adversely affects the rights granted to the other Party hereunder, or would materially conflict with this Agreement, or would require a payment by the Party entitled to control the defense to such Third Party, without the prior written consent of Party entitled to control the defense of such Claim.

     10.4 DURA INDEMNITY AS TO COMPENSATION. DURA will indemnify, defend, and hold harmless each BMS Party from and against any damages, liability, loss and costs that may be paid or payable by any such BMS Party resulting from or in connection with any claim or other cause of action asserted by:

         (i) any employees, agents, contractors, telemarketers, or other personnel of DURA used by it to perform its obligations under this Agreement, or

         (ii) by any Third Party (including federal, state or local governmental authorities)

with respect to:

         (iii) any payment or obligation to make a payment to any employees, agents, contractors, telemarketers, or other personnel used by DURA to perform its obligations under this Agreement with respect to any compensation, benefits of any type under any employee benefit plan (as such term is defined above), and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time either by BMS or any of its Affiliates or by DURA or any of its Affiliates, even if it is subsequently determined by any court, the IRS or any other governmental agency that any such employee, agent, contractor, telemarketer, and other person used by DURA to discharge its obligations hereunder may be a common law employee of BMS or any of its Affiliates; and


         (iv) the payment or withholding of any contributions, payroll taxes, or any other payroll-related item by or on behalf of DURA or any of its employees, agents, contractors, telemarketers, and other personnel with respect to which BMS, DURA or any of DURA's employees, agents, contractors, telemarketers, and other personnel may be responsible hereunder or pursuant to applicable law to pay, make, collect, withhold or contribute, even if it is subsequently determined by any court, the IRS or by any other governmental agency that any such employee, agent, contractor, telemarketer, and other person used by DURA to discharge its obligations hereunder may be a common law employee of BMS or any of its Affiliates.

     10.5 INFRINGEMENT BY THIRD PARTIES.

          10.5.1 If either Party becomes aware that a Third Party is infringing any rights in any patent rights owned or controlled by BMS or any of its Affiliates covering the composition or use of a Product or any Trademark used in connection with a Product, such Party shall give written notice to the other Party describing in detail the nature of such infringement. Subject to Section 10.5.2, BMS and its Affiliates shall have the sole right, but not the obligation, to enforce any such patent rights and Trademarks against such Third Party infringer and to settle or compromise any such possible infringement by taking such action as BMS or its Affiliates may determine in their sole and absolute discretion; PROVIDED, however, that BMS may not settle any such potential infringement in a manner that materially adversely affects the rights granted to DURA hereunder or the title, rights and interests in any patent rights, Trademarks or other intellectual property rights owned or controlled by BMS or any of its Affiliates relating to the composition or use of any Product, or that would materially conflict with this Agreement, or that would require a payment by DURA to such Third Party, or that would require the grant of any right or license by BMS to any Third Party in conflict with the rights granted to DURA hereunder, without the
prior written consent of DURA.    So long as such cooperation does not
vitiate any legal privilege to which it is entitled, DURA agrees to provide BMS all reasonable assistance (including, without limitation, making documents and records available for review and copying and making persons within its control available for pertinent testimony), at BMS' expense, in such enforcement.

          10.5.2 In the event that BMS fails to institute an infringement suit or take other reasonable action in response to such infringement referred to in 10.5.1 within one hundred eighty (180) days after notice of such infringement has been brought to its attention, DURA shall have the right, but not the obligation, to institute such suit or take other appropriate action in its own name to enforce such BMS patent rights (but not any BMS patents pertaining to the manufacture of a Product) against such Third Party and to settle or compromise any such possible infringement by taking such action as DURA or its Affiliates may determine in their sole and absolute discretion; PROVIDED, however, that DURA may not settle any such potential infringement in a manner that would materially adversely affect any title, rights and interests in any patents, Trademarks or other intellectual property rights owned or controlled by BMS or any of its Affiliates relating to the composition or use of any Product, or that would materially conflict with any terms of this Agreement, or that would require a payment by BMS to such Third Party, or that would require the grant of any right or license by
BMS to any Third Party, without the prior written consent of BMS.    So long
as such cooperation does not vitiate any legal privilege to which it is entitled, BMS agrees to provide DURA all reasonable cooperation and assistance (including, without limitation, making documents and records available for review and copying and making persons within its control available for pertinent testimony), at DURA's expense, in such enforcement.

          10.5.3 Regardless of which Party brings an action to enforce a BMS Patent or a Trademark that is being infringed by a Third Party as provided in Section 10.5.1 or 10.5.2 above, the Party not bringing the action shall have the right to participate in such action at its own expense with its own counsel. Any damages or other recovery, whether by settlement or otherwise, from an action hereunder to enforce such BMS Patents or Trademarks shall be paid to the Party controlling the conduct of the litigation.

          10.5.4 Upon assignment by BMS of a Trademark to DURA in accordance with Section 2.2.2 hereof, the Parties' rights and responsibilities under Section 10.5.1 and 10.5.2 shall be reversed, MUTATIS MUTANDIS, with respect to infringement of such Trademark by a Third Party following such assignment.

          10.5.5 In the event that a Third Party files an ANDA for a Product certifying that it does not infringe any patents owned or controlled by BMS relating to such Product, the Party receiving a copy of such ANDA shall promptly forward a copy of same to the other Party. The Parties shall meet and confer within thirty (30) days following the filing of such ANDA for the purpose of determining what action should be taken with respect to such certification should both Parties conclude that such Third Party would violate Patent Rights owned or controlled by BMS. As the NDA holder, BMS shall be responsible for filing and coordinating any mutually agreed responses to FDA. DURA shall reimburse BMS for any reasonable costs incurred by BMS in connection with such filings, and will reimburse BMS for any reasonable out-of-pocket costs incurred by BMS in any legal proceedings undertaken by BMS based on the Parties mutually agreed upon course of action.

     10.6 INSURANCE. DURA shall maintain at all times during the period that any Product is being distributed or sold by or through DURA hereunder, and for fifteen (15) years thereafter, comprehensive general liability insurance, with endorsements for contractual liability and product liability with coverage limits of not less than Twenty Million Dollars ($20,000,000). The minimum level of insurance set forth herein shall not be construed to create a limit on DURA's liability with respect to its indemnification obligations hereunder. Prior to the Effective Date (and each anniversary thereof), DURA shall furnish to BMS a certificate of insurance evidencing such coverage as of the Effective Date (and each anniversary thereof) and upon request by BMS at any time hereafter. Each such certificate of insurance shall include a provision whereby sixty (60) days' written notice must be received by BMS prior to coverage modification or cancellation by either DURA or the insurer.

          BMS will maintain at all times during the period that any Product is being supplied to DURA by BMS and is being manufactured by or for BMS, and for fifteen (15) years thereafter, a commercially reasonable program of self-insurance/insurance with respect to its obligations under this Agreement and any Related Agreement.

11.  FORCE MAJEURE.

     11.1 FORCE MAJEURE. Any delays in performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, materials shortages or failure of any supplier, where such shortage or failure is attributable to a supplier's breach of its agreement with BMS or with a Third Party subcontractor or to an event of force majeure suffered by such supplier), fire, flood, explosion, earthquake, hurricanes, storms, tornados, riots, wars, civil disorder, failure of public utilities or common carriers, failure of Baxter to supply Product, labor disturbances, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party as soon as practicable immediately notify the other of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that the Party suffering such occurrence uses commercially reasonable efforts to mitigate any damages occurred by the other Party. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing, and shall have no liability for such non-performance, for so long as it is so disabled and the 30 days thereafter.

12.  CONFIDENTIALITY.

     12.1 CONFIDENTIALITY.

          12.1.1 Each Party acknowledges that it may receive confidential or proprietary information of the other Party in the performance of this Agreement. Each Party shall use commercially reasonable efforts to safeguard and to hold such information received by it from the other Party in confidence, and shall limit disclosure of the furnishing Party's information to those employees and consultants of the receiving Party and its Affiliates who are bound by a written obligation of confidentiality to the receiving Party that is consistent with the terms of this Article 12. Each Party shall not, directly or indirectly, disclose, publish or use for the benefit of any Third Party or itself, except in carrying out its duties hereunder, any confidential or proprietary information of the other Party, without first having obtained the furnishing Party's written consent to such disclosure or use. "CONFIDENTIAL INFORMATION" shall include, INTER ALIA, know-how, scientific information, the terms of this Agreement, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

         (i) information that is known to the receiving Party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof;

         (ii) information that is independently developed by employees, agents, or independent contractors of the receiving Party or its Affiliates without reference to or reliance upon the information furnished by the disclosing Party, as evidenced by written records or other competent proof;

         (iii) information disclosed to the receiving Party or its Affiliates by a Third Party that has a right to make such disclosure; or

         (iv) any other information that becomes part of the public domain through no fault or negligence of the receiving Party.

The receiving Party shall also be entitled to disclose the other Party's Confidential Information (1) that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements) or by order of any governmental body or a court of competent jurisdiction, (2) as may be necessary or appropriate in connection with the enforcement of this Agreement or any Related Agreement, (3) as required in furtherance of a Party's obligations under this Agreement or any Related Agreement; or (4) as may be necessary for the conduct of clinical studies; PROVIDED, that the Party required to disclose such information shall use commercially reasonable efforts to obtain confidential treatment of such information by the agency or court or other disclosee, and that, in the case of disclosures under (1) shall provide the other Party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.

          12.1.2 The obligations set forth in this Section 12.1 shall survive the termination or expiration of this Agreement for five (5) years. Nothing in this Article 12 shall be construed to create or imply any right or license under any patent rights, trademarks, copyrights or other intellectual property rights owned or controlled by a Party or its Affiliates except as may be expressly set forth in other Articles of this Agreement.

          12.1.3 The confidentiality obligations set forth in this Article 12 shall supersede the Confidential Disclosure Agreement dated as of July 22, 1998 between the Parties ("Confidentiality Agreement"), shall govern any and all information disclosed by either Party to the other pursuant thereto, and shall be retroactively effective to the date of such Confidential Disclosure Agreement.

     12.2 USE OF INFORMATION. Each Party shall use, and cause each of its Affiliates to use, any Confidential Information obtained by it from the other Party or their respective Affiliates, pursuant to this Agreement or otherwise, solely in connection with the transactions contemplated hereby.

     12.3 RELIEF. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Article 12.

13.  TERMINATION.

     13.1 TERM. This Agreement shall become effective as of the effective date of this Agreement first set forth above and, unless sooner terminated as provided in this Article 13, shall terminate:

          13.1.1 As to Azactam-Registered Trademark- and all rights granted hereunder with respect to said Product, on October 1, 2005 (the "AZACTAM-Registered Trademark- TERM").

          13.1.2 As to Maxipime-Registered Trademark- and all rights granted hereunder with respect to said Product, on February 1, 2008 (the "MAXIPIME-Registered Trademark- TERM").

     13.2 BREACH.

          13.2.1 Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party, if it is not in material default hereunder, to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the Party in default does not commence and diligently continue substantive actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately upon delivery of such notice.

          13.2.2 Termination by a Party of the Supply Agreement, in whole or as to a given Product, for failure on the part of the other Party to comply with any of the material obligations contained in said Supply Agreement shall entitle the terminating Party thereunder, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement (provided that if such Supply Agreement is only terminated as to a specific Product, then termination hereunder shall be as to such Product only) by giving written notice to take effect immediately upon delivery of such notice.

     13.3 INSOLVENCY OR BANKRUPTCY. In the event that a Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of such Party for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against such Party (as to which, if involuntary commenced against such Party, such Party is not able to obtain dismissal within 90 days after commencement thereof) in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, then such Party shall not be relieved in any respect of its obligations hereunder, and, in addition to any other remedies available to it by law or in equity, the other Party may terminate this Agreement, in whole or in part as the terminating Party may determine, by written notice to such Party.

     13.4 OTHER TERMINATION SITUATIONS. BMS may (without prejudice to any of its other rights conferred on it by this Agreement or by law) terminate this Agreement effective immediately by giving written notice to such effect to

DURA in the event that:

          13.4.1 DURA engages in illegal activities or illegal conduct which materially and adversely damages the market or potential market for a Product (i) in the Territory and/or (ii) in other countries of the world when taken as a whole; or

          13.4.2. BMS withdraws a given Product from the U.S. market for safety reasons in connection with a withdrawal of such Product from its markets worldwide generally for such reasons (in which event the termination shall be limited to such Product only).

     13.5 EFFECT OF TERMINATION.

          13.5.1    Upon termination of this Agreement by BMS pursuant to
Section 13.2 (as to the entire Agreement), 13.3, or 13.4.1, DURA shall promptly: (i) return to BMS all relevant records, materials or confidential information relating to the Products in its (or any Affiliates or contractors') possession or control; (ii) except as provided in Section 13.5.3, discontinue all marketing, sale, and distribution of the Products, and, where BMS elects to purchase same pursuant to Section 13.5.3 or is required to purchase same pursuant to Section 13.5.4, return in accordance with Section 13.5.3 or 13.5.4, as the case may be, any inventory of Products then on hand at DURA facilities or that of its designee (with BMS to reimburse DURA for transportation charges of same to BMS); and (iii) except as provided in Section 13.5.3, discontinue use of the Trademarks, destroy all advertising or other printed materials bearing the Trademarks, cooperate with BMS to execute such documents and take such actions as may be necessary to cancel any registration of DURA, if applicable, as a Permitted User or Registered User of the Trademarks, and DURA's right to use the Trademarks for the Products in the Territory shall terminate.

          13.5.2 Upon expiration of this Agreement or upon the termination of this Agreement by BMS pursuant to Section 13.1, 13.2.2 (as to a given Product), or 13.4.2, DURA shall promptly: (i) return to BMS all relevant records, materials or confidential information relating to the affected Product in its (or any Affiliates or contractors') possession or control;
(ii) except as provided in Section 13.5.3, discontinue all marketing, sale, and distribution of the affected Product, and, where BMS elects to purchase same pursuant to Section 13.5.3 or is required to purchase same pursuant to
Section 13.5.4, return in accordance with Section 13.5.3 or 13.5.4, as the case may be, any inventory of the affected Product then on hand at DURA facilities or that of its designee (with BMS to reimburse DURA for transportation charges of same to BMS, except that, if terminated by BMS pursuant to Section 13.2, then such transportation charges shall be at DURA's expense); and (iii) except as provided in Section 13.5.3, discontinue use of the Trademarks, destroy all advertising or other printed materials bearing the Trademarks, cooperate with BMS to execute such documents and take such actions as may be necessary to cancel any registration of DURA as a Permitted User or Registered User of the Trademarks with respect to the affected Product, and DURA's right to use the Trademarks for the affected Product in the Territory shall terminate.

          13.5.3 Upon expiration of this Agreement or upon the termination of this Agreement by BMS pursuant to any of Sections 13.1 or 13.3, DURA shall be entitled, for three (3) months following such termination, to sell in the Territory any Product then on hand and to use the Trademarks for such limited purpose, subject to the following. Upon expiration of this Agreement or upon the termination of this Agreement by BMS pursuant to any of Sections 13.1, 13.3, 13.4.1 or 13.4.2, BMS may elect in its sole and absolute discretion, upon written notice given to DURA at any time prior to the end of said 3-month period, to purchase from DURA, and DURA shall (if such written notice is provided by BMS) sell to BMS, such amount (including up to all) of the Product then in DURA's inventory at the end of such 3-month period at the price paid for each Product by DURA as BMS may elect to purchase; PROVIDED , however, that, where such written notice was provided by BMS, BMS shall not be obligated to repurchase any Products which are not in good condition, which are labeled as requiring storage under refrigerated or freezing conditions, which are not in full, unopened, factory-sealed cases, whose labeling or packaging have been altered or damaged, or which have at the time of return a then remaining shelf life of less than twelve (12) months for any Product.

          13.5.4 Upon the termination of this Agreement by DURA pursuant to Section 13.2 or 13.3, DURA shall be entitled, for three (3) months following such termination, to sell in the Territory any Product then on hand to which such termination applies and to use the Trademarks for such limited purpose, subject to the following. DURA may elect upon written notice to BMS given within said 3-month period, to require that BMS purchase from DURA, and DURA shall sell to BMS, all Products then in DURA's inventory at the price paid for such Product by DURA; PROVIDED, however, that where DURA provides such written notice, BMS shall not be obligated to repurchase any such Product which is not in good condition, which are labeled as requiring storage under refrigerated or freezing conditions, which are not in full, unopened, factory-sealed cases, whose labeling or packaging have been altered or damaged, or which have at the time of return a then remaining shelf life of less than twelve (12) months for any Product.

          13.5.5 Neither BMS or DURA shall incur any liability to the other by reason of the expiration or termination of this Agreement as provided herein, nor for its non-renewal, whether for loss of goodwill, anticipated profits or otherwise, and BMS and DURA shall accept all rights granted and all obligations assumed hereunder, including those in connection with such expiration or termination in full satisfaction of any claim resulting from such expiration or termination.

          13.5.6 Any acceptance by BMS of any order from DURA or the sale of any Products by BMS to DURA after the expiration or termination of this Agreement shall not be construed as a renewal or extension of this Agreement or as a waiver of termination thereof.

          13.5.7 Exercise by a Party of its rights as to return, sale and resale of Products under this Section 13.5 shall preclude the exercise of such rights a second time under Section 10.5 of the Supply Agreement.

          13.5.8 Upon termination of this Agreement by either Party prior to the expiration of the applicable

Term for a given Product, all rights granted to DURA under Article 2 hereof with respect to such Product shall terminate and revert solely in BMS, and DURA shall cease all marketing, sale, promotion and distribution of such Product, except as may be expressly set forth in this Section 13.5. Upon expiration of this Agreement at the applicable Term for a given Product, either Party may market such Product thereafter, subject to the rights granted to DURA under Section 2.2 and 2.3 hereof.

     13.6 ACCRUED RIGHTS, SURVIVING OBLIGATIONS.

          13.6.1 Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

          13.6.2 All of the Parties' rights and obligations under Articles 1, 10, 11, 12, and 17, and Sections 2.2.3 (where applicable following expiration of the applicable Term for a Product), 2.3, 3.2, 3.3.1, 3.3.2, 3.5.1, 3.7 (where applicable), 3.8 (where applicable), 4.2, 4.4.3, 4.4.4,
4.5, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 5.2.4, 5.2.7, 5.2.8, 6.1, 6.2, 6.4,
6.5, 6.6., 6.7, 8.3 (where applicable), 8.4, 9.4, 9.5, 13.5 and 13.6 shall survive termination.

14.  CONCURRENT TRANSACTIONS.

     14.1 EXECUTION AND DELIVERY OF DOCUMENTS. Contemporaneously with the execution and delivery of this Agreement, and in reliance upon the representations and warranties set forth herein, the Parties hereto agree to execute and deliver the following documents:

     (i)  The Supply Agreement attached as EXHIBIT 14.1.1 hereto; and

     (ii) The Interim Services Agreement attached as EXHIBIT 14.1.2 hereto.

15.  NOTICES.

     15.1 NOTICES. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

          (a)  If to BMS:

               Bristol-Myers Squibb U.S. Pharmaceutical Group
               777 Scudders Mill Road
               Plainsboro, NJ  08536
               Attention: President - U.S. Pharmaceuticals Group


with a copy to its Vice President and Senior Counsel, U.S. Pharmaceuticals Group, at the same address.


          (b)  If to DURA:

               Dura Pharmaceuticals, Inc.
               7475 Lusk Boulevard
               San Diego, CA 92121
               Attention: President

with a copy to its General Counsel at the same address.

All notices shall be deemed given when received by the addressee.

16.  NON-SOLICITATION.

     16.1 NON-SOLICITATION. For a period of three (3) years following the Effective Date, neither Party or its Affiliates shall employ, contract with, or solicit, directly or indirectly, any employee of the other Party or any of its Affiliates, wherever located, who was or is at any time a member of the research and development group, franchise management group, manufacturing group, financial group, or sales force or marketing group and whose duties encompassed any duties pertaining to any Product, without the prior written consent of the other Party; provided, that the foregoing restriction on solicitation shall not apply to advertisements run in trade journals or other publications or on the Internet that are targeted to qualified individuals generally for the position in question.

17.  MISCELLANEOUS PROVISIONS.

     17.1 ASSIGNMENT. Neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that each Party (i) may assign its rights and obligations hereunder to an Affiliate without the prior consent of the other Party (although, in such event, the assigning Party shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment) and (ii) may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business assets relating to all Products, provided, that such successor or purchaser has agreed in writing to assume all of such Party's rights and obligations hereunder and a copy of such assumption is provided to the other Party hereunder.

     17.2 NON-WAIVER. Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

     17.3 DISPUTE RESOLUTION.

          17.3.1 The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under or in connection with this Agreement, including without limitation all financial disputes and any disputes as to the validity, construction, performance, default, or breach hereof, in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, but subject to Section 17.3.3 below, the Parties agree to follow the procedures set forth in this Section 17.3 if and when such disputes arise under or in connection with this Agreement between the Parties (except as provided in Section 14.3.4 of the Supply Agreement). If the Parties cannot resolve the dispute within 30 days of formal request by either Party to the other, any Party may, by written notice to the other, have such dispute referred to the President of DURA and the President of the BMS U.S. Pharmaceutical Group (or their designees) for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within thirty (30) days after such notice is received, then such dispute shall be finally resolved, but only if written notice is thereafter served by a Party on the other Party specifically requesting binding arbitration pursuant to Section 17.3.2, by binding arbitration (except as set forth in Section 14.3.4 of the Supply Agreement) under Section 17.3.2 hereof.

          17.3.2 Where a Party has served a written notice upon the other requesting binding arbitration of a dispute pursuant to this Section 17.3.2, any such arbitration shall be held in New York, New York (if DURA was the Party providing such written notice) or in San Diego, California (if BMS was the Party providing such written notice), according to the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association. Any arbitration herewith shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is selected by mutual agreement of the Parties or, failing such agreement, shall be selected according to the AAA rules. The Parties shall have such discovery rights as the arbitrator may allow, but in no event broader than that discovery permitted under the Federal Rules of Civil Procedure. In conducting the arbitration, the arbitrator shall apply the New York Rules of Evidence, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The arbitrator shall also be able to award direct, indirect and, where permitted by this Agreement, consequential damages, but shall not award any other form of damage (e.g., punitive or exemplary damages). The reasonable fees and expenses, of the arbitrators, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: If the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of

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

such fees and expenses; if the arbitrators rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrators shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section, shall be determined by binding arbitration pursuant to this Section.

          17.3.3 Notwithstanding anything to the contrary in this Section 17.3, either Party may seek immediate injunctive or other interim relief without resort to arbitration from any court of competent jurisdiction as necessary to enforce and prevent infringement of the patent rights, copyright rights, trademarks, trade secrets, or other intellectual property rights owned or controlled by a Party or its Affiliates or to prevent breach of
Article 12 hereof.

     17.4 ENTIRETY OF AGREEMENT. This Agreement, the Exhibits attached hereto, and the Related Agreements where herein referenced, contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written agreements, representations and warranties with respect to such subject matter. This Agreement (or any provision or term hereof) may be released, waived, changed or supplemented only by a written agreement signed by an officer or other authorized representative of the Party against whom enforcement of any release, waiver, change or supplement is sought. This Agreement shall not be strictly construed against either Party hereto.

     17.5 PUBLIC ANNOUNCEMENTS. The form and content of any public announcement to be made by one Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NASDAQ, or any other stock exchange) in which event the other Party shall use commercially reasonable efforts to give the other Party reasonable advance notice and reasonable opportunity to review any such disclosure.

     17.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its conflicts of law principles.

     17.7 RELATIONSHIP OF THE PARTIES. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between BMS and DURA. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or

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implied, on behalf of or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

     17.8 COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

     17.9 SEVERABILITY. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the Parties shall revise the invalidated part in a manner that will render such provision valid without impairing the Parties' original intent.

     17.10 CUMULATIVE RIGHTS. Except as herein expressly provided, the rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties, and all of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

     17.11 NO OTHER RIGHTS. No rights or licenses in or to either Party's patent rights, know-how, copyrights or trademarks are granted by a Party to the other, or shall be created or implied hereunder, except those licenses and rights that are expressly granted in this Agreement.

     17.12 EXPENSES. BMS and DURA shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and, except as set forth in this Agreement or any Related Agreements, the performance of the obligations contemplated hereby and thereby.

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     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in multiple counterparts by its duly authorized representative.


DURA PHARMACEUTICALS, INC.            BRISTOL-MYERS SQUIBB COMPANY


By: /s/ Julia Brown                   By: /s/ Donald J. Hayden, Jr.
   ----------------------------          -------------------------------------
        Julia Brown                           Donald J. Hayden, Jr.

Title: Executive Vice President       Title: President-Worldwide Medicines Group
      -------------------------              -----------------------------------

Date: December 21, 1998               Date:
      -------------------------             ------------------------------------



                [SIGNATURE PAGE TO THE DISTRIBUTION AGREEMENT]


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                                       EXHIBITS

Exhibit 1.1A   -    List of Products and Trademarks

Exhibit 1.1B   -    Specifications for the Products

Exhibit 3.5.2  -    List of Bundled Contracts

Exhibit 6.1    -    Adverse Event Reporting; Product Complaints

Exhibit 6.2    -    Professional Services

Exhibit 8.1.3  -    Credit or Payment Schedule upon Termination for Voluntary
                    Withdrawal of a Product for Safety Reasons

Exhibit 8.3.1  -    Form of Other Payment Report

Exhibit 9.1    -    Exceptions to Mutual Representations and Warranties

Exhibit 9.2    -    Exceptions to Representations and Warranties of BMS

Exhibit 9.3    -    Exceptions to Representations and Warranties of DURA

Exhibit 14.1.1 -    Form of Supply Agreement

Exhibit 14.1.2 -    Form of Interim Services Agreement

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